UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Bed Bath & Beyond Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BED BATH & BEYOND INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
July 7, 2014

TIME	9:00 A.M. on Monday, July 7, 2014

PLACE	Madison Hotel One Convent Road Morristown, New Jersey 07960

ITEMS OF BUSINESS	(1)	To elect ten directors until the Annual Meeting in 2015 and until their respective successors have been elected and qualified (Proposal 1).

	(2)	To ratify the appointment of KPMG LLP as independent auditors for the 2014 fiscal year (Proposal 2).

	(3)	To consider the approval, by non-binding vote, of the 2013 compensation paid to the Company’s named executive officers (commonly known as a “say-on-pay” proposal) (Proposal 3).

	(4)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments.

RECORD DATE	You can vote if you were a shareholder of record on May 9, 2014.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, we urge you to vote online, via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided.  No postage is required.

Important Notice Regarding the Availability of Proxy Material for the Annual Meeting of Shareholders to be held on July 7, 2014:  this Notice of the 2014 Annual Meeting of Shareholders, Proxy Statement and the Company’s 2013 Annual Report are available at www.bedbathandbeyond.com/annualmeeting2014.

June 4, 2014	Warren Eisenberg
Co-Chairman

Leonard Feinstein
Co-Chairman

Bed Bath & Beyond Inc.
650 Liberty Avenue
Union, New Jersey 07083

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc. (the “Company”, “we”, or “us”), a New York corporation, of proxies to be voted at our 2014 Annual Meeting of Shareholders and at any adjournment or adjournments.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

This Proxy Statement, the proxy card and our 2013 Annual Report are being mailed starting June 4, 2014.  The information regarding stock ownership and other matters in this Proxy Statement is as of the record date, May 9, 2014, unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•	election of ten directors to hold office until the Annual Meeting in 2015 (Proposal 1);

•	ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending February 28, 2015 (“fiscal 2014”) (Proposal 2); and

•	consider the approval, by non-binding vote, of the 2013 compensation paid to the Company’s named executive officers (commonly known as a “say-on-pay” proposal) (Proposal 3).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TEN DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS AND FOR THE SAY-ON-PAY PROPOSAL.

Who may vote?

Shareholders of record of the Company’s common stock at the close of business on May 9, 2014 are entitled to receive this notice and to vote their shares at the Annual Meeting.  As of that date, there were 202,607,888 shares of common stock outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares.  How you vote will depend on how you hold your shares of Bed Bath & Beyond Inc. stock.

Shareholder of Record

If your shares are registered directly in your name with Bed Bath & Beyond Inc.’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you.  If you hold restricted stock under the Company’s 2012 Incentive Compensation Plan, you are also considered the shareholder of record with respect to those shares.  As the shareholder of record, you have the right to vote by proxy.

There are three ways you can do so:

•	Vote by Internet - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information.  Have your proxy card in hand when you access the website.

•	Vote by phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions.  Have your proxy card in hand when you call.

•	Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided, or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person.  However, for those who will not be voting at the Annual Meeting in person, your final voting instructions must be received by no later than 11:59 p.m. on July 6, 2014.

Beneficial Owner

Most shareholders of Bed Bath & Beyond Inc. hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name.  If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record.  As the beneficial owner, you have the right to direct your broker on how to vote.  Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.  If you hold your shares through a New York Stock Exchange member brokerage firm, such member brokerage firm has the discretion to vote shares held on your behalf with respect to the appointment of the Company’s auditors, but not with respect to the election of directors or the say-on-pay proposal, as more fully described under “What is a broker ‘non-vote’?”.

Can I change my vote?

Yes.  If you are the shareholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•	sending a letter to the Company stating that your proxy is revoked;

•	signing a new proxy and sending it to the Company; or

•	attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting.  A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting.  They may be present at the Annual Meeting or represented by proxy.  Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on.

How many votes are needed to approve the proposals?

At the 2014 Annual Meeting of Shareholders, a “FOR” vote by a majority of votes cast is required for the election of directors, to ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal 2014 and to approve, by non-binding vote, the say-on-pay proposal.

A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST.”  Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST.”

What is an abstention?

An abstention is a properly signed proxy card which is marked “abstain.”

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.  Under current applicable rules, Proposal 2 is a “discretionary” item upon which New York Stock Exchange member brokerage firms that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

However, New York Stock Exchange member brokerage firms that hold shares as nominee may not vote on behalf of the beneficial owners on the following proposals unless you provide voting instructions:  Proposal 1, the election of directors and Proposal 3, the say-on-pay proposal.  Therefore, if your shares are held by such nominee, please instruct your broker regarding how to vote your shares on each of these proposals.  This will ensure that your shares are counted with respect to each of these proposals.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters.  As of March 31, 2014, which is the date by which any proposal for consideration at the Annual Meeting submitted by a shareholder must have been received by the Company to be presented at the Annual Meeting, and as of the date of this Proxy Statement, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will pay the expenses of soliciting proxies.  In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or associates of the Company.  The Company has engaged D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies.  The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting or would like additional copies of this document or our 2013 Annual Report on Form 10-K, please contact:  Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, NJ 07083, Attention:  Investor Relations Dept., Telephone:  (908) 688-0888.

ELECTION OF DIRECTORS (PROPOSAL 1)

How is the Board of Directors structured and who has been nominated?

The Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, has nominated for reelection as directors, for a one year term expiring at the 2015 Annual Meeting, each of the current members of the Board.

Information concerning our directors as of the record date, and the key experience, qualifications and skills they bring to our Board, is provided below.

Warren Eisenberg, 83, is a Co-Founder of the Company and has served as Co-Chairman since 1999.  He has served as a director since 1971.  Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Leonard Feinstein, 77, is a Co-Founder of the Company and has served as Co-Chairman since 1999.  He has served as a director since 1971.  Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Messrs. Eisenberg and Feinstein remain active as part of the senior leadership of the Company and bring to the Board, among other benefits, their experience in building the Company during its 43-year history and their overall experience in the retail industry, in each case for over 50 years.

Steven H. Temares, 55, has served as Chief Executive Officer of the Company since 2003.  He was President and Chief Executive Officer from 2003 to 2006 and was President and Chief Operating Officer from 1999 to 2003.  Mr. Temares joined the Company in 1992 and has served as a director since 1999.  Mr. Temares has been part of the leadership of the Company throughout its entire history as a public company.

Dean S. Adler, 57, is a Co-Founder and Chief Executive Officer of Lubert-Adler Partners, L.P., a private real estate investment firm.  He has served as a Principal of Lubert-Adler Partners, L.P. for over ten years.  He has been a director of the Company since 2001.  Mr. Adler also previously has served as a director of Developers Diversified Realty Corp., a shopping center real estate investment trust, and Electronics Boutique, Inc., a mall retailer.  Mr. Adler has wide experience and involvement in commercial real estate including, in particular, retail real estate.

Stanley F. Barshay, 74, has served in a variety of senior executive positions at consumer healthcare companies.  He served as Executive Vice President of Merck & Co. (formerly Schering-Plough Corporation) and President of its Consumer Health Care Division from November 2009 until his retirement on April 1, 2010; prior to November 2009, Mr. Barshay was Chairman, Consumer Health Care, at Schering-Plough Corporation since June 2003.  For many years, Mr. Barshay served in a variety of senior executive positions at American Home Products (now part of Pfizer).  He has been a director of the Company since 2003.  Among other things, Mr. Barshay brings to the Board specialized knowledge about the marketing of consumer goods, and in particular health and beauty care products.

Geraldine T. Elliott, 57, is Executive Vice President, Strategic Advisor at Juniper Networks, Inc. She served as Executive Vice President and Chief Customer Officer at Juniper Networks, Inc. from March 2013 to February 2014 after prior roles as Executive Vice President and Chief Sales Officer, and as Executive Vice President of Strategic Alliances.  In January 2014, Ms. Elliott announced her personal decision to retire from Juniper, effective later in the year.  Ms. Elliott joined Juniper in 2009 after seven years at Microsoft Corporation, where she held a series of senior executive positions, including Corporate Vice President of the company’s Industry Solutions Group, Worldwide Public Sector organization, and their North American Enterprise Sales region.  Prior to joining Microsoft, Ms. Elliott spent 22 years at IBM Corporation, where she held executive and management positions in North America and Asia Pacific in sales, services, consulting, strategy development, and product management.  She has been a director of the Company since February 2014.  Ms. Elliott is also a director of Whirlpool Corporation.  Among other things, Ms. Elliott brings to the Board her strategic understanding of transformative digital technologies, as well as her global marketing, sales and service experience.  A third party search firm specializing in board placements recommended Ms. Elliott to the Company’s Nominating and Corporate Governance Committee and Board.

Klaus Eppler, 84, has been a pensioned partner in the law firm of Proskauer Rose LLP, counsel to the Company, since 2001.  Mr. Eppler was an equity partner of Proskauer Rose LLP from 1965 to 2001, when he ceased active partnership with responsibilities for clients.  He has been a director of the Company since 1992 and has served as outside Lead Director since 2002.  Mr. Eppler is also a director of Ascena Retail Group, Inc., an apparel retailer.  Mr. Eppler has served as a director of one or more retailers continuously for over 35 years.  Throughout his career as a practicing attorney, he represented numerous public companies or their boards of directors, including many retail companies.  Among other things, Mr. Eppler brings to the Board his experience with a wide variety of retailers.

Patrick R. Gaston, 56, has been President of the Western Union Foundation, which supports education and disaster relief efforts throughout the world with the support of the Western Union Company, since January 2013.  From January to December 2012, he was the CEO of Gastal Networks, LLC, a consulting firm specializing in corporate social responsibility initiatives.  From January to December 2011, he served a one-year term as Executive in Residence and Senior Advisor with the Clinton Bush Haiti Fund to support the rebuilding efforts in Haiti.  Until January 2011, Mr. Gaston was President of the Verizon Foundation since 2003.  Prior to assuming that position, Mr. Gaston held a variety of management positions at Verizon Communications Inc. and its predecessors since 1984, including positions in operations, marketing, human resources, strategic planning and government relations.  He has been a director of the Company since 2007.  Among other things, Mr. Gaston brings to the Board experience with respect to very large and complex public companies as well as extensive experience with other local, national and international organizations through his non-profit work.

Jordan Heller, 53, has been President of Heller Wealth Advisors LLC, a provider of financial advisory services, since 2008.  Mr. Heller was previously a partner with The Schonbraun McCann Group LLP from 2005 to 2008.  Prior to joining The Schonbraun McCann Group, Mr. Heller was a Managing Director at American Economic Planning Group.  He has been a director of the Company since 2003.  Mr. Heller is also a director of Equity One, Inc., a shopping center developer and owner.  Among other things, Mr. Heller brings to the Board experience in and knowledge of various financial matters.  He is a certified public accountant, chartered financial analyst and Certified Financial Planner™, and serves as an “audit committee financial expert” on the Company’s Audit Committee.

Victoria A. Morrison, 61, has been the Executive Vice President & General Counsel of Edison Properties, LLC, a diversified real estate company, since 2007.  Ms. Morrison was previously practicing law as a partner in the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP since 1986.  She has been a director of the Company since 2001.  Among other things, Ms. Morrison brings to the Board experience in and knowledge of real estate law and transactions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
VOTE FOR THE ELECTION OF THE TEN NOMINEES AS DIRECTORS.

OTHER BOARD OF DIRECTORS INFORMATION

How many times did the Board of Directors meet last year?

The Board of Directors held seven meetings during the fiscal year ended March 1, 2014 (“fiscal 2013”).

Director Attendance

Each director of the Company attended more than 75% of the total number of meetings of the Board of Directors and committees on which he or she served.  The Company encourages, but does not require, the directors to attend the Company’s Annual Meeting of Shareholders.  All of the Company’s directors attended the 2013 Annual Meeting of Shareholders (except for Ms. Elliott, who was not a director at the time).

How were directors compensated for fiscal 2013?

The following table provides compensation information for each member of our Board of Directors during fiscal 2013, other than Warren Eisenberg, Leonard Feinstein and Steven H. Temares, each of whom is a named executive officer of the Company and none of whom received any additional compensation for his service as a director of the Company.

Annual director fees for fiscal 2013 were $100,000.  In addition, directors serving on standing committees of the Board of Directors were paid as follows:  an additional $10,000 for Audit Committee members, an additional $7,500 for Compensation Committee members, and (other than for the Lead Director) an additional $5,000 for Nominating and Corporate Governance Committee members.  The Lead Director received an additional $15,000 for acting in that capacity.  Director fees are paid on a quarterly basis.  Directors have the right to elect to receive all or fifty percent of their fees in stock or cash.  In addition to the fees above, each director received an automatic grant of restricted stock under the Company’s 2012 Incentive Compensation Plan with a fair market value on the date of the Company’s Annual Meeting of Shareholders during such fiscal year (the average of the high and low trading prices on such date) equal to $90,000, such restricted stock to vest on the last day of the fiscal year of grant provided that the director remains in office until the last day of the fiscal year.  The following table provides director compensation information for fiscal 2013.

Director Compensation Table for Fiscal 2013

As described more fully below, the following table summarizes the annual compensation for the non-employee directors as members of our Board of Directors during fiscal 2013.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
Dean S. Adler	112,500	(2)	90,000	(1)	202,500
Stanley F. Barshay	117,500		90,000	(1)	207,500
Geraldine T. Elliott	2,747	(4)	—		2,747
Klaus Eppler	115,000		90,000	(1)	205,000
Patrick R. Gaston	110,000	(3)	90,000	(1)	200,000
Jordan Heller	110,000		90,000	(1)	200,000
Victoria A. Morrison	112,500		90,000	(1)	202,500

(1)
Represents the value of 1,268 restricted shares of common stock of the Company granted under the Company’s 2012 Incentive Compensation Plan at fair market value on the date of the Company’s 2013 Annual Meeting of Shareholders ($71.03 per share, the average of the high and low trading prices on June 28, 2013), such restricted stock to vest on the last day of the fiscal year of grant provided that the director remains in office until the last day of the fiscal year.  No stock awards were outstanding for each director as of March 1, 2014.

(2)
This director fee was paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) based on the fair market value per share on the second business day following the announcement of the Company’s financial results for its fiscal third quarter, which was $69.68 per share, the average of the high and low trading prices on January 10, 2014.

(3)
Fifty percent of this director fee was paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) as described in footnote (2).

(4)	Ms. Elliott received a prorated annual fee and was not granted a stock award due to her election to the Board of Directors effective February 20, 2014.

Director Independence

The Board of Directors, upon the advice of the Nominating and Corporate Governance Committee, has determined that Mses. Elliott and Morrison and Messrs. Adler, Barshay, Eppler, Gaston and Heller each are “independent directors” under the independence standards set forth in NASDAQ Listing Rule 5605(a)(2).  This determination was based on the fact that each of these directors is not an executive officer or employee of the Company or has any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors’ independence determination is analyzed annually in both fact and appearance to promote arms-length oversight.  In making its independence determination this year, the Board of Directors considered relationships and transactions since the beginning of its 2013 fiscal year.  The Board of Directors’ independence determinations included reviewing the following relationships, and a determination that the relationships and the amounts involved, in each case, were immaterial.

•
Mr. Eppler is a (non-equity) pensioned partner of Proskauer Rose LLP.  In 2001, he ceased active partnership with responsibilities for clients.  The firm receives fees for legal services from the Company which represented a fraction of 1% of the revenues of Proskauer Rose LLP.

•
Mr. Adler is a principal or executive officer of several private equity funds, each with broad commercial real estate holdings.  One such fund has among its investments interests in entities which hold retail properties, and portions of one such property are under lease to the Company or subsidiaries for the operation of three of the over 1,400 stores operated by the Company.  The interest of this fund in the rentals from the three stores represented a fraction of 1% of the rental income of the funds of which Mr. Adler is a principal or executive officer.

•
Ms. Elliott has served as an executive of Juniper Networks, which provides network services to a significant number of companies around the world, including the Company, which obtains such services on terms and pricing generally available to Juniper customers.  Ms. Elliott has announced her retirement from Juniper effective later in 2014.  Ms. Elliott recently joined the Board of Directors of Whirlpool Corporation, which manufactures a wide array of kitchen and other products, some of which are purchased by the Company at market rates for resale in the ordinary course of business.

•
The Company leases 14 stores (or less than 1% of the Company’s total stores) from Equity One, Inc. (or its affiliates), whose Board of Directors Mr. Heller recently joined.  The rental income from these stores represents approximately 1.8% of the total annual minimum rent received by Equity One.

As the Board determined, in each case, that the relationships and the amounts involved were immaterial, the Board does not believe that the relationships or transactions might reasonably impair the ability of the directors to act in the shareholders’ best interests.

Information about Committees of the Board; Compensation Committee Interlocks and Insider Participation

All members of the Audit, Compensation and Nominating and Corporate Governance Committees are considered independent pursuant to applicable Securities and Exchange Commission (“SEC”) and NASDAQ rules.  None of the members of the Compensation Committee was (i) during fiscal 2013, an officer or employee of the Company or any of its subsidiaries or (ii) formerly an officer of the Company or any of its subsidiaries.

None of our executive officers currently serves, or in fiscal 2013 has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Leadership Structure

Messrs. Eisenberg, Feinstein and Temares function together as the senior leaders of the Company.  Since Messrs. Eisenberg, Feinstein and Temares are not “independent directors” within the meaning of NASDAQ Listing Rule 5605(a)(2), the Board of Directors appointed an independent director to serve as the outside Lead Director.  Mr. Eppler has served as the outside Lead Director since 2002.  The general authority and responsibilities of the outside Lead Director are established by the Board of Directors.  In that capacity, Mr. Eppler presides at all executive sessions of the independent directors, has the authority to call meetings of the independent directors, acts as a liaison between the members of the Board and management, functions as Secretary of the Board (including with respect to the proposal and maintenance of Board agendas and schedules for meetings), arranges for Board committee functions and acts as Secretary of Board committees and receives communications from the Company’s shareholders.

Director Qualifications

The Board has adopted a policy regarding specific, minimum qualifications for potential directors.  These factors, and others as considered useful by the Board and the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.  The Company’s policies regarding director qualifications and skills are included on the Company’s website at www.bedbathandbeyond.com under the Investor Relations section.

Qualified candidates for membership on the Board will be considered without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability.  The Nominating and Corporate Governance Committee reviews and evaluates each candidate’s character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by the Company’s shareholders), as well as the overall composition of the Board, and recommends to the Board for its approval the slate of directors to be nominated for election at the annual meeting of the Company’s shareholders.  While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Committee believes that it is desirable that Board members represent a diversity of backgrounds, including gender and race, as well as diversity of viewpoints and experience.

Board Committees

Our Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.  Information about each of these Committees follows.

Audit Committee

The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by (i) overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, and (ii) reviewing the financial reports and other financial information provided by the Company to the public.  In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their annual audit and reviewing the Company’s internal accounting controls.

The Audit Committee held seven meetings during fiscal 2013.  The current members of the Committee are Messrs. Barshay, Gaston and Heller.  The Board of Directors has determined that Mr. Heller is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and all of the members of the Committee meet the applicable independence standards for audit committee members in NASDAQ Listing Rule 5605(c)(2)(A).

Compensation Committee

The function of the Compensation Committee is to assist the Board of Directors by (i) considering and determining all matters relating to the compensation of the Company’s Co-Chairmen, Chief Executive Officer and other executive officers (as defined in Rule 3b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such other key executives as the Committee shall determine; (ii) administering and functioning as the Committee that is authorized to make grants and awards of equity compensation to executive officers and such other key executives as the Committee shall determine under the Company’s equity compensation plans; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee’s consideration.

The Committee has the authority to engage consultants and other advisors.

The Compensation Committee held seven meetings during fiscal 2013.  The current members of the Compensation Committee are Messrs. Adler and Barshay and Ms. Morrison.  The Committee meets the NASDAQ independence requirements, the “non-employee directors” requirements under applicable SEC rules and the “outside directors” requirements for purposes of applicable tax law.

Nominating and Corporate Governance Committee

The function of the Nominating and Corporate Governance Committee is to assist the Board of Directors by (i) reviewing and recommending changes in certain policies regarding the nomination of directors to the Board for its approval; (ii) identifying individuals qualified to become directors; (iii) evaluating and recommending for the Board’s selection nominees to fill positions on the Board; and (iv) recommending changes in the Company’s corporate governance policies to the Board for its approval.  The Committee also oversees Board and management succession planning.  The Committee’s policy is to identify potential nominees based on properly submitted suggestions from any source and has established procedures to do so.  In addition, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.  The Nominating and Corporate Governance Committee also has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.  Shareholders wishing to propose a director candidate for nomination must provide timely notice of such nomination in accordance with the Company’s Amended By-laws.  The Nominating and Corporate Governance Committee held four meetings during fiscal 2013.  The current members of the Committee are Messrs. Adler and Eppler and Ms. Morrison.

Committee Charters; Additional Information; Risk Management

A complete copy of the charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as the Company’s policies on director attendance at the Annual Meeting and how shareholders can communicate with the Board of Directors, are available on the Company’s website at www.bedbathandbeyond.com.

The Company maintains directors and officers indemnification insurance coverage.  This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide indemnification.  This coverage is from June 1, 2013 through June 1, 2014, at a total cost of approximately $255,000.  The primary carrier is Arch Insurance Company.  Similar coverage has been obtained from June 1, 2014 through June 1, 2015, at a total cost of approximately $259,000.

Management regularly reports to the Board of Directors with respect to compliance and risk management matters through a formal risk management process and committee.  The committee, which consists of a number of key executives, meets with executives of each principal business function to identify and assess the significant risks in each such business function’s areas of responsibility, then analyzes what risk mitigation efforts are or should be in place to eliminate or minimize such risks to acceptable levels.

RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL 2)

Who has been appointed as the Auditors?

The Audit Committee has appointed KPMG LLP to serve as our independent auditors for fiscal 2014, subject to ratification by our shareholders.  Representatives of KPMG LLP will be present at the Annual Meeting to answer questions.  They will also have the opportunity to make a statement if they desire to do so.  If the proposal to ratify their appointment is not approved, other certified public accountants will be considered by the Audit Committee.  Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

What were the fees incurred by the Company for professional services rendered by and products purchased from KPMG LLP?

The fees incurred by the Company for professional services rendered by and products purchased from KPMG LLP for fiscal 2013 and the fiscal year ended March 2, 2013 (“fiscal 2012”) were as follows:

	2013	2012

Audit Fees	$1,214,000	$1,481,000
Audit-Related Fees	—	7,500
Tax Fees	210,000	59,000
All Other Fees	3,000	3,000
	$1,427,000	$1,550,500

In fiscal 2013 and fiscal 2012, in accordance with the SEC’s definitions and rules, “audit fees” included fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements and the quarterly reviews of the financial statements included in its Form 10-Q filings.  In fiscal 2012, “audit fees” also included fees for additional procedures required due to the acquisitions of Linen Holdings, LLC and Cost Plus, Inc. and “audit-related fees” included fees for procedures required due to a Form S-8 registration statement.  In fiscal 2013 and fiscal 2012, “tax fees” included fees associated with tax planning, tax compliance (including review of tax returns) and tax advice (including tax audit assistance).  The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining KPMG LLP’s independence.  In addition to fees for audit and non-audit services, in fiscal 2013 and 2012, the Company paid a subscription fee for a KPMG sponsored research product, reflected above in the “all other fees.”

In accordance with the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by its outside auditor.  To the extent permitted by applicable laws, regulations and NASDAQ rules, the Committee may delegate pre-approval of audit and non-audit services to one or more members of the Committee.  Such member(s) must then report to the full Committee at its next scheduled meeting if such member(s) pre-approved any audit or non-audit services.

In fiscal 2013 and fiscal 2012, all (100%) audit and non-audit services were pre-approved in accordance with the Audit Committee charter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2014.

AUDIT COMMITTEE REPORT

The Board of Directors has determined that the membership of the Audit Committee meets the SEC and NASDAQ independence and experience requirements.  The Board of Directors has also determined that Mr. Heller qualifies as an “audit committee financial expert.”

The Audit Committee discussed the auditors’ review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company’s quarterly reports with the SEC; the Audit Committee also met and held discussions with management and the independent auditors with respect to the audited year end financial statements.

Further, the Audit Committee discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees,” received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence.  The Committee also discussed with the auditors and the Company’s financial management matters related to the Company’s internal control over financial reporting.  Based on these discussions and the written disclosures received from the independent auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended March 1, 2014, filed with the SEC on April 29, 2014.

This audit committee report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the SEC.

AUDIT COMMITTEE
Stanley F. Barshay
Patrick R. Gaston
Jordan Heller

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of May 9, 2014.

Name	Age	Position

Warren Eisenberg	83	Co-Chairman and Director
Leonard Feinstein	77	Co-Chairman and Director
Steven H. Temares	55	Chief Executive Officer and Director
Arthur Stark	59	President and Chief Merchandising Officer
Eugene A. Castagna	48	Chief Operating Officer
Susan E. Lattmann	46	Chief Financial Officer and Treasurer
Matthew Fiorilli	57	Senior Vice President - Stores

The biographies for Messrs. Eisenberg, Feinstein and Temares are set forth above under Election of Directors (Proposal 1).  Biographies for our other executive officers are as follows:

Arthur Stark has been President and Chief Merchandising Officer since 2006.  Mr. Stark has served as Chief Merchandising Officer since 1999 and was a Senior Vice President from 1999 to 2006.  Mr. Stark joined the Company in 1977.

Eugene A. Castagna has been Chief Operating Officer since February 2014.  Mr. Castagna served as Chief Financial Officer and Treasurer from 2006 to 2014, as Assistant Treasurer from 2002 to 2006 and as Vice President - Finance from 2000 to 2006.  Mr. Castagna is a certified public accountant and joined the Company in 1994.

Susan E. Lattmann has been Chief Financial Officer and Treasurer since February 2014.  Ms. Lattmann served as Vice President – Finance from 2006 to 2014, as Vice President – Controller from 2001 to 2006 and as Controller from 2000 to 2001.  Ms. Lattmann is a certified public accountant and joined the Company in 1996.

Matthew Fiorilli has been Senior Vice President - Stores since 1999.  Mr. Fiorilli joined the Company in 1973.

In addition, the following officers (who are not considered to be executive officers under the Exchange Act) report directly to Mr. Temares: Barry Feld, Chief Executive Officer – Cost Plus, Inc., Scott Hames, Vice President – Marketing and Analytics, Richard McMahon, Chief Strategy Officer and Vice President – Corporate Operations and President – BBB Canada Ltd., Allan N. Rauch, Vice President – Legal and General Counsel, and G. William Waltzinger, Jr., Vice President – Corporate Development and President – Harmon Stores, Inc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our compensation programs as they apply to the Company’s principal executive officer, the two executives who served as principal financial officer at any time during fiscal 2013, and the four most highly compensated executive officers of the Company (other than its principal executive officer and executives serving as principal financial officer) for fiscal 2013 (“named executive officers”) whose compensation information is presented in the Summary Compensation Table and other tables following this discussion and analysis.

Objectives of our Executive Compensation Program

The Compensation Committee’s principal objective is to develop and implement compensation policies that align the compensation of our executives with the Company’s performance and enhancements to shareholder value, while at the same time retaining an executive team that drives the success of the Company. The Company believes that a key factor in the Company’s performance has been the stability of its executive team.  To that end, the Company’s policy is to seek whenever possible, at all levels, to promote from within and to compensate executives in a manner designed to promote the long-term success of the organization.  This policy has enabled the Company to develop an executive team with deep institutional knowledge of the Company and the retail industry, an average tenure with the Company of over 30 years, and correspondingly productive and collaborative working relationships with their fellow executives.  The recent promotions of Mr. Castagna to the position of Chief Operating Officer and Ms. Lattmann to the positions of Chief Financial Officer and Treasurer and Principal Financial and Accounting Officer in February 2014 reflect this policy and approach and are intended to further bolster the Company’s performance, with the goal of increasing shareholder value.

Executive Summary

Committee Actions in Fiscal 2013.  The Compensation Committee deliberated and determined the compensation programs for the named executive officers described below during the spring of 2013, culminating in the adjustment of salaries and awards of equity compensation made on May 10, 2013.  At that time, the most recent Annual Meeting of Shareholders had been held June 22, 2012 and included a vote where approximately 94% of the Company’s shareholders voting on the say-on-pay proposal approved the compensation of the Company’s named executive officers for the then most recently completed fiscal year ending on February 25, 2012.  Given the strong approval of the say-on-pay proposal, the compensation decisions made in the spring of 2013 did not include any structural changes to the Company’s policies or programs.

•
Consistent with its prior practice, in fiscal 2013, the Compensation Committee continued to award performance-based restricted stock and stock options with substantial time vesting, and did not implement a short term cash bonus program, because it believes that equity compensation incentivizes executives to remain with the Company and focus on creating real, long-term value for the Company’s shareholders more effectively than annual cash bonuses.

•
For fiscal 2013, for the group of named executive officers whose compensation was determined by the Compensation Committee in the spring of 2013, approximately 65% of their total compensation was in the form of equity awards vesting, in most cases, over a period of five years.  Of that group determined in the spring of 2013, 59% of their equity compensation was in the form of performance-based restricted stock, and 41% was in the form of stock options.

•
Ms. Lattmann, who was promoted to her current position in February 2014, was not part of the group of named executive officers whose compensation was determined by the Compensation Committee in the spring of 2013.

•
Based on the recommendation of the Compensation Committee, the Board of Directors amended the employment agreements of Messrs. Eisenberg and Feinstein to eliminate their ability to terminate employment following a change in control and receive change in control severance payments and benefits.  Under the amendment, the executives may receive severance payments and benefits in the event of the executives’ termination of employment without cause or due to a constructive termination without cause, in each case, upon or within the two-year period following a change in control.

Shareholder Outreach and Engagement in Fiscal 2013. At the Company’s Annual Meeting of Shareholders held on June 28, 2013, approximately 78% of the shareholders voting on the say-on-pay proposal approved the compensation of our named executive officers for the fiscal year ending on March 2, 2013.  While the 2013 approval rate for the compensation of our named executive officers for fiscal 2012 indicated continuing shareholder support, in light of the decline in the percentage of approval votes between the 2012 and 2013 Annual Meetings, members of the Compensation and Nominating and Corporate Governance Committees, together with senior management, embarked on an effort to gather feedback from key outside shareholders regarding our executive compensation programs and decisions made in 2013 as follows:

•
The Company contacted holders of approximately 56% of the Company’s outstanding shares, and Committee members, together with members of management, met or spoke with holders of approximately 61% of the shares held by the shareholders who had been contacted, or approximately 34% of outstanding shares, to obtain their views and suggestions with respect to executive compensation and corporate governance matters.

•
During the course of this outreach, management spoke with shareholders representing approximately an additional 18% of outstanding shares, who indicated no current interest in engaging on these issues.

•	Shareholders representing approximately an additional 4% of outstanding shares did not respond to our outreach.

•	The results of these discussions were then shared with the full Board of Directors.

As part of this effort, the Compensation and the Nominating and Corporate Governance Committees also reviewed and considered feedback from proxy advisory services firms, analyzed market practices at peer companies, engaged in discussions with management and received advice from the independent compensation consultant and the Committees’ legal counsel, including their independent counsel.

Changes Made in Fiscal 2014 in Response to Shareholder Feedback. Members of the Compensation Committee and members of the Nominating and Governance Committee, with members of management, discussed various compensation and governance matters with the Company’s shareholders, with the structure of the Company’s equity incentive programs being the most common topic raised by the Company’s shareholders.  As a result of this outreach to and engagement with the Company’s shareholders and other feedback, the Board of Directors and the Compensation Committee took the following key actions, among others, to address the views of our shareholders and to reflect the results of their own review and analysis:

•
Equity Incentives – The Company significantly redesigned its equity incentive program for the named executive officers with respect to fiscal 2014 compensation, with a view towards creating a more direct link between pay and performance and providing performance metrics fundamental to the business and directed toward shareholder value creation, and that apply during a one-year period and a three-year period.  In connection with the redesign of the equity incentive program, the Company eliminated the prior one-year performance test and made the following changes.

•
Performance during the one-year period will be based on Earnings Before Income Tax (EBIT) margin relative to a peer group of the Company comprising 50 companies selected within the first 90 days of the performance period.

•	Performance during the three-year period will be based on Return on Invested Capital (ROIC) relative to such peer group.

•	Awards based on EBIT margin and ROIC are capped at 150% of target achievement, with a floor of zero, and generally vest over a four-year period.

•
As payouts under these awards are contingent upon achievement of various levels of EBIT margin and ROIC relative to such peer group and the continued performance of services by the executives, the awards will be made in the form of “performance share units” (“PSUs”), rather than in the form of performance-based restricted stock.

•	The equity incentive of all executive officers is weighted so that at least two-thirds of its value is in PSUs and no more than one-third in stock options.

•
The base salary of the Company’s Chief Executive Officer for fiscal 2014 has not been increased from 2013, with such executive receiving an increase in 2014 equity compensation in line with the increase in total compensation for other members of senior management if performance targets are met.

•
The Compensation Committee believes this redesign is a positive change and it intends to continue to evaluate the appropriate design of the equity incentive awards, together with all aspects of compensation, from time to time as may be appropriate.

Equity incentive awards continue to constitute the largest portion of the compensation of our named executive officers.

•
No Hedge/No Pledge Policy – On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors adopted restrictions on engaging in hedging transactions involving the Company’s common stock and on pledging such common stock, in each case, by the Company’s directors and executive officers.

•
Stock Ownership Guidelines – On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors adopted stock ownership guidelines that require the Company’s Chief Executive Officer and each outside director to hold the Company’s common stock with a value of at least $6,000,000 and $300,000, respectively.

•
Annual Board and Committee Self-Assessments – On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors adopted a policy under which the Company’s Board of Directors and its committees will conduct a formal self-assessment at least annually.

•
Limits on Other Board Service – On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors adopted a policy limiting service by the Company’s directors on other public company boards of directors to no more than two other directorships (in the case of the Company’s Co-Chairmen and Chief Executive Officer) and four other directorships (in the case of non-executive directors).

The balance of this Compensation Discussion and Analysis relates to the compensation decisions made in the spring of 2013.  As noted above, at the time these decisions were made, the most recent say-on-pay vote at the Company’s Annual Shareholder Meeting in 2012 had resulted in approximately 94% shareholder support.  These decisions also took into account, among other things, the following:

•	Net sales increased from $9.500 billion in fiscal 2011 to $10.915 billion in fiscal 2012, and net earnings per diluted share increased from $4.06 to $4.56.

•	Acquisitions consummated in June 2012 added to the scope of the Company’s operations and required substantial integration efforts.

•
From fiscal 2009 through fiscal 2012, the Company had returned approximately 70%, or approximately $3.0 billion, of its cash flow from operations to its shareholders through the Company’s share repurchase programs.

•
As of March 2, 2013, at the end of the fiscal year during which approximately $643 million was utilized in strategic acquisitions, approximately $1.0 billion was returned to shareholders through share repurchases and $315 million was invested in capital expenditures, the Company’s balance sheet included approximately $1.1 billion of cash and cash equivalents and investment securities.

In making its determinations regarding executive compensation for fiscal 2013, the Compensation Committee solicited input from the Co-Chairmen when considering decisions concerning the compensation of the Chief Executive Officer, and input from the Co-Chairmen and the Chief Executive Officer when considering decisions concerning the compensation of the other named executive officers and any other executive whose compensation the Compensation Committee determines. The Compensation Committee generally accepted the recommendations of the Co-Chairmen, who are the Co-Founders of the Company, who have been continuously involved in the affairs of the Company since its organization in 1971, and who continue to have substantial interests as shareholders.

Based on the recommendations and data from Arthur J. Gallagher & Co., formerly James F. Reda & Associates, a division of Gallagher Benefit Services, Inc. (“Gallagher”), the independent compensation consultant retained by the Compensation Committee, and other factors, and in light of the Company’s strong financial results for fiscal 2012 (as described above), and the growth in the size and scope of the Company, the Compensation Committee determined that the named executive officers of the Company should receive the total compensation packages for fiscal 2013, as further described below.

Role of the Compensation Committee

The Compensation Committee provides overall guidance for the Company’s executive compensation policies and determines the amounts and elements of compensation for its named executive officers as well as for certain other key executives.  No executive is present during voting or deliberations with respect to matters relating to such executive’s compensation.  The Compensation Committee charter, which describes the Compensation Committee’s function, responsibilities and duties, is available on our website at www.bedbathandbeyond.com under the Investor Relations section.

The Compensation Committee consists of three members of our Board of Directors, all of whom are “independent” as defined by the NASDAQ listing standards and the applicable tax and securities rules and regulations.  The Compensation Committee members since the spring of 2013 have been Ms. Morrison and Messrs. Adler and Barshay.  The Compensation Committee meets on a regular basis for various reasons as outlined in its charter.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has periodically engaged the services of compensation consultants.  The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any consultants and other outside advisors who assist the Compensation Committee in carrying out its responsibilities.  In connection with making its determinations regarding executive compensation for fiscal 2013 and for several prior years, the Compensation Committee retained Gallagher to conduct a compensation review for the named executive officers and certain other executives.  Gallagher has not served the Company in any capacity except as consultants to the Compensation Committee.  Both the Compensation and the Nominating and Corporate Governance Committees also receive advice and assistance from the law firm of Chadbourne & Parke LLP, which has acted as counsel only to the Company’s independent directors and its Board committees. The Compensation Committee has assessed the independence of Gallagher and Chadbourne & Parke LLP pursuant to the SEC rules and concluded that no conflict of interest exists that will prevent them from being independent consultants to the Compensation Committee.

Methodology

Under the direction of the Compensation Committee, the compensation review in each year included a peer group competitive market review and total compensation recommendations by Gallagher.  The peer group developed by Gallagher upon which it based its recommendations for fiscal 2011 consisted of 18 companies that included direct competitors and retailing companies with a chairman among its named executive officers, who is also a founder.  For fiscal 2012, Gallagher developed and recommended a revised peer group consisting of 23 companies.  The revised peer group consists of companies of a size range based on revenue more closely aligned with the Company’s revenue, all of them in the retail industry.  The 23 company peer group was also used by Gallagher in connection with its recommendations for fiscal 2013.  The group consists of the following companies:

Advance Auto Parts, Inc.	Macy’s, Inc.
AutoZone, Inc.	Nordstrom, Inc.
Barnes & Noble, Inc.	O’Reilly Automotive, Inc.
Dick’s Sporting Goods, Inc.	J.C. Penney Company, Inc.
Dillard’s, Inc.	PetSmart, Inc.
DSW Inc.	Pier 1 Imports, Inc.
Family Dollar Stores, Inc.	Ross Stores, Inc.
Foot Locker, Inc.	Saks Incorporated
GameStop Corp.	Starbucks Corporation
The Gap, Inc.	The TJX Companies, Inc.
Kohl’s Corporation	Williams-Sonoma, Inc.
Limited Brands, Inc.

The methodology used by Gallagher also included reviewing available data based on the Company’s industry, revenue size and financial performance.  The peer group analyses prepared by Gallagher used public company proxy statements, third party industry compensation surveys and other publicly available information.

The compensation approved by the Compensation Committee for each of Messrs. Eisenberg, Feinstein and Temares for fiscal 2013 was determined by the Compensation Committee taking into account recommendations of and certain data received from Gallagher and, in the case of Mr. Temares, the recommendations of the Co-Chairmen.  The compensation approved by the Compensation Committee for the named executive officers, other than the Co-Chairmen and Mr. Temares, for fiscal 2013 was determined by the Compensation Committee, taking into account the recommendations of the Co-Chairmen, Chief Executive Officer and Gallagher and certain data the Compensation Committee requested from Gallagher.

In making its determinations for fiscal 2013, the Compensation Committee engaged Gallagher to conduct a compensation review for executive officers, including the named executive officers, other than Ms. Lattmann due to the timing of her promotion, and for certain other executives.  Under the direction of the Compensation Committee and in connection with this review, Gallagher benchmarked the named executive officers’ total compensation and separately their cash compensation against data from the 23 company peer group.  In light of the Company’s continued strong financial results for fiscal 2012, and the growth and increasing complexity of the Company’s operations, the Compensation Committee determined, early in fiscal 2013, that all of the executive officers of the Company, other than the Co-Chairmen, should receive increases in their total compensation packages for fiscal 2013.

Elements of Compensation

The Company seeks to provide total compensation packages to its associates, including its named executive officers, which implement its compensation philosophy.  The components of the Company’s compensation programs are base salary, equity compensation (consisting, for 2013 and prior, of stock options and restricted stock awards), retirement and other benefits (consisting of health plans, a limited 401(k) plan match and a nonqualified deferred compensation plan) and perquisites.  The Company places greater emphasis in the compensation packages for named executive officers on equity incentive compensation rather than cash compensation in order to align compensation more closely with performance results and the creation of shareholder value.  The Company does not have a cash bonus program for executive officers.

Base Salary

The Company pays base salaries to provide its named executive officers with current, regular compensation that is appropriate for their position, experience and responsibilities.  Changes in base salary, if any, are generally effective in May of each fiscal year.

Equity Compensation

The overall approach to equity compensation in fiscal 2013 was to make equity awards comprised of a combination of stock options and performance-based restricted stock to executive officers, including the named executive officers (other than Ms. Lattmann, who was not an executive officer at the time), and a small number of other executives.  The Company’s allocation between these two forms of equity awards considers the retention component and the role of the executive in the enhancement of shareholder value.  For the named executive officers receiving such awards in the spring of 2013 other than the Chief Executive Officer and the Co-Chairmen, the allocation was more weighted toward performance-based restricted stock in light of this retention component, yet provides a grant of stock options recognizing the role of these executives in the enhancement of shareholder value.  For the Co-Chairmen, the allocation reflects that each of them owns in excess of 1% of the outstanding common stock of the Company.  For the Chief Executive Officer, the even allocation of equity awards between performance-based restricted stock and stock options was based on the view at that time that stock options reward executives more directly for enhancing shareholder value and, therefore, as the executive primarily responsible for that enhancement, the Chief Executive Officer should have a greater proportion of his equity awards allocated to stock options as compared to the other executive officers.  These grants are made on May 10 of each year (or the following trading day should such date fall on a weekend or holiday).  The vesting provisions relating to equity compensation have been and continue to be determined with the principal purpose of retaining the Company’s executives and key associates.  The Company believes its equity compensation policies have been highly successful in the long term retention of its executives and key associates, including its named executive officers.

Consistent with the Company’s historic practice, the stock options vest over time, subject, in general, to the named executive officers remaining in the Company’s employ on specified vesting dates.  Vesting of the restricted stock awarded to the named executive officers in May of 2013 (other than Ms. Lattmann, who was not an executive officer at the time) is dependent on (i) the Company’s achievement of a performance-based test for the 2013 fiscal year and (ii) assuming achievement of the performance-based test, time vesting, subject, in general, to the executive remaining in the Company’s employ on the specified vesting dates.

The performance-based test in fiscal 2013 required that the Company’s net income in that fiscal year be greater than or equal to the Company’s net income in the prior fiscal year or that the Company’s net income as a percentage of sales placed it in the top half of the companies in the S&P 500 Retailing Index with respect to such measurement.  Net income may be adjusted for such purpose to reflect items, such as: (i) mergers, acquisitions, consolidations or dispositions, (ii) changes in accounting methods, (iii) extraordinary items, as defined in Accounting Standards Codification Topic No. 225, “Income Statement,” and (iv) funds deployed for stock repurchase or dividend activity, to the extent permitted by Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company believes that this performance-based test meets the standard for performance-based compensation under Section 162(m) of the Code, so that the restricted stock awards will be deductible compensation by the Company for certain executives if their annual compensation exceeds $1 million.  The Compensation Committee believed that this test was an appropriate measure of performance for companies in the retail industry and, specifically, for companies in the Company’s sector.  In addition, even if the performance-based test was met, the executive must remain in the Company’s employ for an extended period in order to earn the restricted stock, further aligning the executive’s interest with the long-term interests of the Company and the creation of shareholder value over time.

The performance-based test was satisfied in that the Company’s fiscal 2013 net income as a percentage of sales placed it in the top half of the companies in the S&P 500 Retailing Index with respect to such measurement.

All executives (other than named executive officers and other key executives whose compensation is determined by the Compensation Committee) and associates awarded incentive compensation receive grants consisting solely of restricted stock.  Vesting of restricted stock awarded to these associates is based solely on time-vesting with no performance-based test.

Consistent with the Company’s practice since fiscal 2008, stock option awards are made in dollars (with the number of shares covered by the options determined by dividing the dollar amount of the grant by the Stock Option Fair Value, as described below).  The Compensation Committee believes that making stock option awards in dollar amounts rather than share amounts is advisable because making stock option awards in dollar amounts allows the Compensation Committee to align stock option awards with the value of the option grants.  Making stock option awards in dollars also enables the Compensation Committee to more readily evaluate appropriate aggregate compensation amounts and percentage increases or decreases for executives, in comparison to making stock option awards in share amounts (the value of which varies depending on the trading price of the Company’s stock and other factors).  In making the awards, the Compensation Committee considered the fair value of these options on the date of grant determined in accordance with Accounting Standards Codification Topic No. 718, “Compensation - Stock Compensation” (the “Stock Option Fair Value”).

All awards of restricted stock and stock options are made under the Company’s 2012 Incentive Compensation Plan (formerly known as the 2004 Incentive Compensation Plan), approved by the Company’s shareholders (the performance goals under such plan having been re-approved in 2012), which is the only equity incentive plan under which the Company can currently make awards of equity compensation.

Senior Executive Compensation

In addition to considering the Company’s compensation policies generally, the Compensation Committee reviews executive compensation and concentrates on the compensation packages for the Company’s senior executive officers, namely, the Co-Chairmen (Warren Eisenberg and Leonard Feinstein, who are the Company’s Co-Founders) and the Chief Executive Officer (Steven H. Temares), believing that these three named executive officers are the most important and influential in determining the continued success of the Company.  The Company has enjoyed considerable success in the years it has been a public company, and in both fiscal 2012 and fiscal 2013 achieved strong financial results.

For fiscal 2013, the base salaries for the Co-Chairmen remained at $1,100,000, the same as they were for the prior seven fiscal years.  For fiscal 2013, the base salary for Mr. Temares increased by $517,500 to $3,967,500.  The Compensation Committee determined that Mr. Temares’ base salary increase was warranted based on the Company’s strong financial performance and Mr. Temares’ strong individual performance.  Since Mr. Temares did not receive a cash bonus, his salary constitutes his total cash compensation.  According to the analysis prepared by Gallagher, Mr. Temares’ increased base salary for fiscal 2013 resulted in total cash compensation at the 88th percentile of the 23-company peer group.

For fiscal 2013, the base salary for Mr. Stark increased by $110,000 and the base salary for Mr. Castagna increased by $150,000.  The Compensation Committee determined that these increases were warranted based on the Company’s growth and strong financial results in 2012 and based on the results and recommendations of Gallagher’s compensation review discussed above.

The aggregate equity awards to Mr. Temares for fiscal 2013 increased from fiscal 2012 by $1,750,000 to $13,500,000, with the increase comprised of $1,000,000 in stock options and $750,000 in performance-based restricted stock. Of the total of $13,500,000 of equity awards to Mr. Temares for fiscal 2013, $6,750,000 consisted of stock options (based on the Stock Option Fair Value) and $6,750,000 consisted of performance-based restricted stock (based on the average of the high and low trading price of the Company’s common stock on the date of grant). Thus, approximately 71% of Mr. Temares’ total compensation for fiscal 2013 was dependent on Company performance or increase in shareholder value and vests over a five year period.

The equity awards to Messrs. Eisenberg and Feinstein for fiscal 2013 remained unchanged from fiscal 2012 at $2,000,000 for each such executive, comprised of $1,500,000 of performance-based restricted stock and $500,000 of stock options (valued on the same basis as Mr. Temares’ awards).

The aggregate equity awards to each of Mr. Stark and Mr. Castagna for fiscal 2013 increased from 2012 by $100,000, with the increase comprised of performance-based restricted stock.  In connection with his promotion to Chief Operating Officer in February 2014, Mr. Castagna’s base salary was increased by the Compensation Committee effective upon his promotion to $1,590,000, and he was awarded 3,683 shares of restricted stock.

The base salary of Ms. Lattmann, who was promoted to Chief Financial Officer in February 2014, was increased by the Compensation Committee effective upon her promotion to $650,000, and she was awarded 1,473 shares of restricted stock in connection with the promotion.

For fiscal 2013, the Compensation Committee set Mr. Fiorilli’s base salary at $1,475,000 and granted him aggregate equity awards totaling $1,800,000, comprised of $1,200,000 of performance-based restricted stock and $600,000 of stock options (valued on the same basis as Mr. Temares’ awards).

In the view of the Compensation Committee, the base salary and equity awards constitute compensation packages for the Chief Executive Officer and for the Co-Chairmen, as well as the other named executive officers, which are appropriate for a company with the revenues and earnings of the Company.  The stock options granted to the Chief Executive Officer vest in five equal annual installments, while the stock options awarded to the Co-Chairmen vest in three equal annual installments, in each case commencing on the first anniversary of the grant date and based on continued service to the Company.  The performance-based restricted stock awards to each such executive are conditioned on the performance-based test described above with time vesting in five equal annual installments, in each case commencing on the first anniversary of the grant date and based on continued service to the Company.

For further discussion related to equity grants to the named executive officers in fiscal 2013, see “Potential Payments Upon Termination or Change in Control” below.

Other Benefits

The Company provides the named executive officers with the same benefits offered to all other associates.  The cost of these benefits constitutes a small percentage of each named executive officer’s total compensation.  Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution to the named executive officer’s 401(k) plan account, and the payment of a portion of the named executive officer’s premiums for healthcare and basic life insurance.

The Company has a nonqualified deferred compensation plan for the benefit of certain highly compensated associates, including the named executive officers.  The plan provides that a certain percentage of an associate’s contributions may be matched by the Company, subject to certain limitations.  This matching contribution will vest over a specified period of time.  See the “Nonqualified Deferred Compensation Table” below.

The Company provides named executive officers with certain perquisites including tax preparation services and car service, in the case of Messrs. Eisenberg and Feinstein, and a car allowance, in the case of the named executive officers, other than Ms. Lattmann.  The Compensation Committee believes all such perquisites are reasonable and consistent with its overall objective of attracting and retaining our named executive officers.

See the “All Other Compensation” column in the Summary Compensation Table for further information regarding these benefits and perquisites, and “Potential Payments Upon Termination or Change in Control” below for information regarding termination and change in control payments and benefits.

Impact of Accounting and Tax Considerations

The Compensation Committee considers the accounting cost associated with equity compensation and the impact of Section 162(m) of the Code, which generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executives, subject to certain exceptions for performance-based compensation.  Stock options and performance-based compensation granted to our named executive officers are intended to satisfy the performance-based exception and be deductible.  Base salary amounts in excess of $1 million are not deductible by the Company.

Policy on the Recovery of Incentive Compensation

In fiscal 2009, the Board adopted a policy as part of the Company’s Corporate Governance Guidelines on the recovery of incentive compensation, commonly referred to as a “clawback policy,” applicable to the Company’s named executive officers (as defined under Item 402(a)(3) of Regulation S-K).  The policy appears in the Company’s Corporate Governance Guidelines, available in the Investor Relations section of the Company’s website at www.bedbathandbeyond.com.  The Compensation Committee is monitoring the issuance of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to incentive compensation recoupment and will amend its policy to the extent necessary to comply with such Act.

Conclusion

After careful review and analysis, the Company believes that each element of compensation and the total compensation provided to each of its named executive officers for fiscal 2013 was reasonable and appropriate.  The value of the compensation payable to the named executive officers is significantly tied to the Company’s performance and the return to its shareholders over time.  The Company believes that its compensation programs will allow it to retain the executives who are part of the Company’s executive team, attract highly qualified executives when new executives are required, and motivate its executives to maximize shareholder value.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2013 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the fiscal year 2013 Compensation Committee:

COMPENSATION COMMITTEE
Dean S. Adler
Stanley F. Barshay
Victoria A. Morrison

SUMMARY COMPENSATION TABLE FOR FISCAL 2013, FISCAL 2012 AND
FISCAL 2011

The following table sets forth information concerning the compensation of the Company’s named executive officers.

Name and Principal Position	Fiscal Year	Salary(1)(2) ($)	Stock Awards(3)(4) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Warren Eisenberg(5)(6)	2013	1,100,000	1,500,023	500,019	—	153,138	3,253,180
Co-Chairman	2012	1,142,308	1,500,033	499,991	—	136,688	3,279,020
	2011	1,100,000	1,500,027	500,000	—	115,564	3,215,591

Leonard Feinstein(7)(8)	2013	1,100,000	1,500,023	500,019	—	163,564	3,263,606
Co-Chairman	2012	1,142,308	1,500,033	499,991	—	145,025	3,287,357
	2011	1,100,000	1,500,027	500,000	—	123,264	3,223,291

Steven H. Temares(9)(10)(11)	2013	3,867,981	6,750,034	6,750,011	1,753,736	22,993	19,144,755
Chief Executive Officer	2012	3,478,846	5,999,994	5,749,992	684,106	22,211	15,935,149
	2011	2,894,231	5,225,036	5,000,003	790,392	17,572	13,927,234

Arthur Stark(12)(13)	2013	1,568,846	1,450,064	600,014	—	14,352	3,633,276
President and Chief	2012	1,513,847	1,350,016	600,003	—	12,262	3,476,128
Merchandising Officer	2011	1,353,558	1,250,004	600,000	—	9,729	3,213,291

Eugene A. Castagna(14)(15)	2013	1,421,154	1,450,126	600,014	—	16,416	3,487,710
Chief Operating Officer	2012	1,326,923	1,100,010	600,003	—	13,782	3,040,718
	2011	1,166,154	1,000,037	600,000	—	15,395	2,781,586

Susan E. Lattmann(16)(17)	2013	534,908	300,058	—	—	7,820	842,786
Chief Financial Officer and Treasurer

Matthew Fiorilli(18)(19)	2013	1,453,846	1,200,060	600,014	—	21,825	3,275,745
Senior Vice President – Stores

(1)        Except as otherwise described in this Summary Compensation Table, salaries to named executive officers were paid in cash in fiscal 2013, fiscal 2012 and fiscal 2011, and increases in salary, if any, were effective in May of the fiscal year.

(2)        Due to fiscal 2012 being a 53 week year and the timing of the pay cycles, the fiscal 2012 salary amounts include an additional pay period.  Without this additional pay period, fiscal 2012 salaries would have been $1,100,000 each for Messrs. Eisenberg and Feinstein as their salaries were for the prior six fiscal years and $3,346,154, $1,456,924 and $1,276,923 for Messrs. Temares, Stark and Castagna, respectively.

(3)        The value of stock awards and option awards represents their respective total fair value on the date of grant calculated in accordance with Accounting Standards Codification Topic No. 718, “Compensation — Stock Compensation” (“ASC 718”), without regard to the estimated forfeiture related to service-based vesting conditions.  All assumptions made in the valuations are contained and described in footnote 13 to the Company’s financial statements in the Company’s Form 10-K for fiscal 2013.  Stock awards and option awards are rounded up to the nearest whole share when converted from dollars to shares.  The amounts shown in the table reflect the Company’s accounting expense and do not necessarily reflect the actual value, if any, that may be realized by the named executive officers.

(4)        The vesting of restricted stock awards depends on (i) the Company’s achievement of a performance-based test for the fiscal year of the grant, and (ii) assuming the performance-based test is met, time vesting, subject in general to the executive remaining in the Company’s employ on specific vesting dates.  The performance-based tests for fiscal years 2013, 2012 and 2011 were met.  The fair value of the performance-based stock awards are reported above at 100% of target, their maximum value assuming the highest level of performance.  The vesting of restricted stock awards granted to Ms. Lattmann and a portion of restricted stock awards granted to Mr. Castagna are based solely on time vesting.

(5)        Salary for Mr. Eisenberg includes a deferral of $546,504, $317,308 and $275,000 for fiscal 2013, 2012 and 2011, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount for fiscal 2013 is also reported in the Nonqualified Deferred Compensation Table below.

(6)        All Other Compensation for Mr. Eisenberg includes incremental costs to the Company for tax preparation services of $42,950, $29,825 and $25,063, car service of $77,214, $74,906, and $59,740 and car allowance of $25,325, $24,457 and $23,411, and an employer nonqualified deferred compensation plan matching contribution of $7,650, $7,500 and $7,350 for fiscal 2013, 2012 and 2011, respectively.

(7)        Salary for Mr. Feinstein includes a deferral of $550,000, $317,308 and $275,000 for fiscal 2013, 2012 and 2011, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount for fiscal 2013 is also reported in the Nonqualified Deferred Compensation Table below.

(8)        All Other Compensation for Mr. Feinstein includes incremental costs to the Company for tax preparation services of $42,950, $29,825 and $25,063, car service of $82,905, $80,492 and $62,400 and car allowance of $30,059, $27,208 and $28,451 and an employer nonqualified deferred compensation plan matching contribution of $7,650, $7,500 and $7,350 for fiscal 2013, 2012 and 2011, respectively.

(9)        Salary for Mr. Temares includes a deferral of $36,684, $30,923 and $26,615 for fiscal 2013, 2012 and 2011, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount for fiscal 2013 is also reported in the Nonqualified Deferred Compensation Table below.

(10)      The change in pension value for fiscal 2013, 2012 and 2011 is an increase in the actuarial present value of the benefits payable under the supplemental executive retirement benefit agreement with Mr. Temares, reflecting increases in salary, and which is discussed more fully below. There was no cash payment as a result of this increase. See also “Potential Payments Upon Termination or Change in Control—Messrs. Temares, Stark, Castagna and Fiorilli” below.

(11)      All Other Compensation for Mr. Temares includes incremental costs to the Company for car allowance of $15,344, $14,702 and $10,225 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,649, $7,509 and $7,347 for fiscal 2013, 2012 and 2011, respectively.

(12)      Salary for Mr. Stark includes a deferral of $10,937, $10,154 and $10,000 for fiscal 2013, 2012 and 2011 pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount for fiscal 2013 is also reported in the Nonqualified Deferred Compensation Table below.

(13)      All Other Compensation for Mr. Stark includes incremental costs to the Company for car allowance of $6,702, $4,757 and $2,383 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,650, $7,505 and $7,346 for fiscal 2013, 2012 and 2011, respectively.

(14)      Salary for Mr. Castagna includes a deferral of $141,538, $127,692 and $136,246 for fiscal 2013, 2012 and 2011, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount for fiscal 2013 is also reported in the Nonqualified Deferred Compensation Table below.

(15)      All Other Compensation for Mr. Castagna includes incremental costs to the Company for car allowance of $8,766, $6,280 and $8,046 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,650, $7,502 and $7,349 for fiscal 2013, 2012 and 2011, respectively.

(16)      Salary for Ms. Lattmann includes a deferral of $25,598 pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount is also reported in the Nonqualified Deferred Compensation Table below.

(17)      All Other Compensation for Ms. Lattmann includes incremental costs to the Company for employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,820.

(18)      Salary for Mr. Fiorilli includes a deferral of $83,827 pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount is also reported in the Nonqualified Deferred Compensation Table below.

(19)      All Other Compensation for Mr. Fiorilli includes incremental costs to the Company for car allowance of $14,175 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,650.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

Messrs. Eisenberg and Feinstein

Messrs. Eisenberg and Feinstein have employment agreements with the Company with terms currently expiring February 25, 2017, or as further extended by mutual agreement.  These agreements provide for salaries at the rate of $800,000 per year which may be increased from time to time by the Company.  The current annual salary for each of Messrs. Eisenberg and Feinstein is $1,100,000.  Under these agreements, each of Messrs. Eisenberg and Feinstein may at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of the greater of $400,000 (increased for cost of living adjustments) or 50% of his average salary over the three-year period prior to such election for a period (the “Senior Status Period”) of up to ten years from the date of such election.  During the Senior Status Period, the executive must provide services at a level of at least 25% of the average level of services the executive performed for the prior 36 month period.  During the Senior Status Period, the Company is required to provide to the executive an office at a location specified by the executive, a secretary, car service and car allowance, all on a basis comparable to that which is currently provided to the executive.  The agreements contain non-competition, non-solicitation and confidentiality provisions.  These provisions generally apply through the term of employment, including the Senior Status Period and any other time when salary payments are required to be made under the agreements.  The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their active employment, their Senior Status Period and during the period of supplemental pension payments.  For a complete description of payments due to Messrs. Eisenberg and Feinstein upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.

Messrs. Temares, Stark, Castagna and Fiorilli

Messrs. Temares, Stark, Castagna and Fiorilli have employment agreements with the Company which provide for severance pay and other benefits upon a termination of their employment.  For a complete description of payments due to Messrs. Temares, Stark, Castagna and Fiorilli upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.  These agreements also provide for non-competition and non-solicitation of the Company’s employees during the term of employment and for one year thereafter (two years in the case of Mr. Castagna), and confidentiality during the term of employment and surviving the end of the term of employment.

Potential Payments Upon Termination or Change in Control

The foregoing employment agreements and certain of the plans in which the executives participate require the Company to pay compensation to the executives if their employment terminates.

The estimated amount of compensation payable to such named executive officers in each termination situation is listed in the table below.  The table is presented using an assumed termination date and an assumed change in control date of March 1, 2014, the last day of fiscal 2013 and a price per share of common stock of $67.82 (the “Per Share Closing Price”), the closing per share price as of February 28, 2014, the last business day of fiscal 2013.  Descriptions of the agreements under which such payments would be made follow.

Messrs. Eisenberg and Feinstein

Pursuant to their employment agreements, following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (as adjusted for a cost of living increase) until the death of the survivor of him and his current spouse.  The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their Senior Status Period and during the period of supplemental pension payments or following a termination other than due to “cause” (as defined below).  Under the agreements, if Messrs. Eisenberg and Feinstein are terminated without cause or if the executive elects to terminate his employment due to a “constructive termination” (as defined below), the executive shall be paid through the end of the term of employment and the Senior Status Period.

The agreements were amended, effective March 1, 2014, to eliminate the executives’ ability to terminate employment for any reason following a change in control and receive change in control severance payments and benefits.  The agreements now provide that, following a termination without cause or a constructive termination, in each case, occurring on a change in control of the Company (as defined in the agreements) or within two years following upon a change in control, each of the executives shall be paid an amount equal to three times salary then in effect, if the written notice is given before the Senior Status Period, or, if during the Senior Status Period, one half of Senior Status Salary for the number of years (including fractions), if any, remaining in the Senior Status Period, payable over such applicable period in accordance with normal payroll practices.  The agreements provide that in the event any amounts paid or provided to the executive in connection with a change in control are determined to constitute “excess parachute payments” under Section 280G of the Code which would be subject to the excise tax imposed by Section 4999 of the Code, the payments and benefits due to the executive will be reduced if the reduction would result in a greater amount payable to the executive after taking into account the excise tax imposed by Section 4999 of the Code.  The agreements also provide that upon a change in control of the Company, the Company will fund a “rabbi trust” for each of the executives to hold an amount equal to the value of the payments and certain benefits payable to each of the executives upon his termination of employment with the Company.  In the event of termination of employment, the executives are under no obligation to seek other employment and there is no reduction in the amount payable to the executive on account of any compensation earned from any subsequent employment.  In the event of termination due to death of either of the executives, the executive’s estate or beneficiary shall be entitled to his salary for a period of one year following his death and payment of expenses incurred by executive and not yet reimbursed at the time of death.  In the event of termination due to the inability to substantially perform his duties and responsibilities for a period of 180 consecutive days, the executive shall be entitled to his salary for a period of one year following the date of termination (less any amounts received under the Company’s benefit plans as a result of such disability).  To the extent that any payments under the employment agreements due following the termination of Messrs. Eisenberg and Feinstein are considered to be deferred compensation under Section 409A, such amounts will commence to be paid on the earlier of the six-month anniversary of termination of employment or the executive’s death.

Either of the executives may be terminated for cause upon written notice of the Company’s intention to terminate his employment for cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for cause is based.  The executives shall have ten days after such notice is given to cure such conduct, to the extent a cure is possible.  “Cause” generally means (i) the executive is convicted of a felony involving moral turpitude or (ii) the executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under the agreement, resulting, in either case, in material economic harm to the Company, unless the executive believed in good faith that such act or non-act was in the best interests of the Company.  “Constructive termination” generally means the executive’s election to terminate employment due to (i) a reduction in the executive’s salary or a material reduction in the executive’s benefits or perquisites (other than as part of any across-the-board action applicable to all executive officers of the Company), (ii) removal from, or failure to reelect the executive to,  the position of co-chairman or chairman or as a director, (iii) a material diminution in the executive’s duties, the assignment of duties materially inconsistent with the executive’s duties or that materially impairs the executive’s ability to function as the co-chairman or chairman or (iv) the Company’s principal office or the executive’s own office location provided by the Company is relocated and, in any case, not timely cured by the Company.  In addition, pursuant to their respective restricted stock agreements, shares of restricted stock granted to Messrs. Eisenberg and Feinstein will vest upon death, disability, termination of employment without cause or constructive termination, and for restricted stock awards granted since fiscal 2009, vesting upon termination without cause or constructive termination will be subject to attainment of performance goals.

In substitution for a split dollar insurance benefit previously provided to such executives, in fiscal 2003, the Company entered into deferred compensation agreements with Messrs. Eisenberg and Feinstein under which the Company is obligated to pay Messrs. Eisenberg and Feinstein $2,125,000 and $2,080,000, respectively, in each case payable only on the last day of the first full fiscal year of the Company in which the total compensation of Mr. Eisenberg or Feinstein, as applicable, will not result in the loss of a deduction for such payment pursuant to applicable federal income tax law.

Messrs. Temares, Stark, Castagna and Fiorilli

The agreements with Messrs. Temares, Stark and Fiorilli provide for severance pay equal to three years’ salary, and the agreement with Mr. Castagna provides for severance pay equal to one year’s salary, if the Company terminates their employment other than for “cause” (including by reason of death or disability) and one year’s severance pay if the executive voluntarily leaves the employ of the Company.  Severance pay will be paid in accordance with normal payroll, however any amount due prior to the six months after termination of employment will be paid in a lump sum on the date following the six month anniversary of termination of employment.  Any severance payable to these executives will be reduced by any monetary compensation earned by them as a result of their employment by another employer or otherwise.  “Cause” is defined in the agreements as when the executive has:  (i) acted in bad faith or with dishonesty; (ii) willfully failed to follow reasonable and lawful directions of the Company’s Chief Executive Officer or the Board of Directors, as applicable, commensurate with his titles and duties; (iii) performed his duties with gross negligence; or (iv) been convicted of a felony.  Upon a termination of employment by the Company for any reason other than for cause, all unvested options will vest and become exercisable.  In addition, pursuant to their respective restricted stock agreements, shares of restricted stock granted to Messrs. Temares, Stark, Castagna and Fiorilli will vest upon death, disability or termination of employment without cause, and for restricted stock awards granted since fiscal 2009, vesting upon termination without cause will be subject to attainment of performance goals.  These agreements also provide for non-competition and non-solicitation during the term of employment and for one year thereafter (two years in the case of Mr. Castagna), and confidentiality during the term of employment and surviving the end of the term of employment.

Mr. Temares has a supplemental executive retirement benefit agreement and a related escrow agreement, under which he is entitled to receive a supplemental retirement benefit on his retirement or other separation from service from the Company.  The retirement benefit will be payable in the form of a lump sum equal to the present value of an annual amount equal to 50% of Mr. Temares’ annual base salary on the date of termination of employment if such annual amount were paid for a period of 10 years in accordance with the Company’s normal payroll practices.  Except in the case of Mr. Temares’ death (in which case the supplemental retirement benefit will be immediately payable) and the agreement as to escrow, the supplemental retirement benefit will be paid on the first business day following the six month anniversary of Mr. Temares’ termination and will be includible in his income for tax purposes at such time.

In the event Mr. Temares elects to retire or voluntarily terminates his employment with the Company, a portion of the supplemental retirement benefit, net of withholdings, will be deposited into an escrow account governed by a separate agreement.  No portion of the supplemental retirement benefit will be deposited into the escrow account, however, in the event Mr. Temares dies, is terminated by the Company without cause (as such term is defined in his employment agreement), terminates due to disability, or terminates employment within 12 months following a change of control.  In the event Mr. Temares elects to retire or voluntarily terminates his employment with the Company, 1/10 of the lump sum supplemental retirement benefit distribution (net of applicable withholding taxes) will be distributed to Mr. Temares; and 9/10 of the lump sum supplemental retirement benefit distribution (net of applicable withholding taxes) will be deposited into an escrow account to be distributed in nine equal annual installments on each of the following nine anniversaries of the deposit date, subject to acceleration in the case of Mr. Temares’ death or a change of control of the Company.  The entire escrow account will be distributed to Mr. Temares’ beneficiary no later than 30 days following his death or to Mr. Temares no later than 30 days following a change of control of the Company.  If Mr. Temares does not comply with the restrictive covenant not to compete with the Company (as described in his employment agreement, for the term of the escrow agreement) prior to the payment of the entire escrow amount, the Company will have the right to direct the escrow agent to pay the remaining escrow amount to the Company no later than 15 days after notice to the escrow agent and Mr. Temares will forfeit any and all rights to such remaining escrow amount.  Mr. Temares has agreed that in the event any amount in escrow is forfeited, he will use commercially reasonable efforts to obtain a refund of applicable taxes and remit such refund to the Company and the Company has agreed to reimburse Mr. Temares, or to pay on his behalf, reasonable legal fees and expenses incurred in connection with such a refund request.  Although the amended SERP provides that Mr. Temares will be protected from any impact resulting from the possible application of Section 409A to the terms of the SERP due to the complexities surrounding Section 409A, the Company believes that no such payment will be required.

Table and related footnotes follow:

	Cash Severance	Senior Status Salary Continuation(3)	Option Acceleration(4)	Restricted Stock Acceleration(4)	Benefit Continuation(5)	Nonqualified Deferred Compensation Balance(6)	Supplemental Pension(7)	Split-Dollar Life Insurance Substitute Payment(8)	Total
Warren Eisenberg(9)
Termination Without Cause/ Constructive Termination(1)(2)	$3,288,706	$5,646,396	$—	$5,583,417	$1,393,681	$2,824,822	$333,562	$2,125,000	$21,195,584
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(10)	$3,300,000	$—	$—	$5,583,417	$1,393,681	$2,824,822	$2,165,499	$2,125,000	$17,392,419

Leonard Feinstein(9)
Termination Without Cause/ Constructive Termination(1)(2)	$3,288,706	$5,646,396	$—	$5,583,417	$1,770,558	$2,829,922	$894,214	$2,080,000	$22,093,213
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(10)	$3,300,000	$—	$—	$5,583,417	$1,770,558	$2,829,922	$2,834,294	$2,080,000	$18,398,191

Steven H. Temares(11)
Termination Without Cause(10)	$11,902,500	$—	$6,502,682	$19,445,893	$—	$295,924	$19,561,678	$—	$57,708,677
Voluntary Termination(12)	$3,967,500	$—	$—	$—	$—	$295,924	$19,561,678	$—	$23,825,102
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(10)	$11,902,500	$—	$6,502,682	$19,445,893	$—	$295,924	$19,561,678	$—	$57,708,677

Arthur Stark(13)
Termination Without Cause(10)	$4,770,000	$—	$2,268,999	$8,339,147	$—	$17,940	$—	$—	$15,396,086
Voluntary Termination(12)	$1,590,000	$—	$—	$—	$—	$17,940	$—	$—	$1,607,940
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(10)	$4,770,000	$—	$2,268,999	$8,339,147	$—	$17,940	$—	$—	$15,396,086

Eugene A. Castagna(13)
Termination Without Cause(12)	$1,590,000	$—	$2,268,999	$6,600,378	$—	$1,101,126	$—	$—	$11,560,503
Voluntary Termination(12)	$1,590,000	$—	$—	$—	$—	$1,101,126	$—	$—	$2,691,126
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(12)	$1,590,000	$—	$2,268,999	$6,600,378	$—	$1,101,126	$—	$—	$11,560,503

	Cash Severance	Senior Status Salary Continuation(3)	Option Acceleration(4)	Restricted Stock Acceleration(4)	Benefit Continuation(5)	Nonqualified Deferred Compensation Balance(6)	Supplemental Pension(7)	Split-Dollar Life Insurance Substitute Payment(8)	Total
Susan E. Lattmann
Termination Without Cause	$—	$—	$—	$—	$—	$214,550	$—	$—	$214,550
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination	$—	$—	$—	$—	$—	$214,550	$—	$—	$214,550

Matthew Fiorilli(13)
Termination Without Cause(10)	$4,425,000	$—	$2,268,999	$6,600,378	$—	$672,432	$—	$—	$13,966,809
Voluntary Termination(12)	$1,475,000	$—	$—	$—	$—	$672,432	$—	$—	$2,147,432
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(10)	$4,425,000	$—	$2,268,999	$6,600,378	$—	$672,432	$—	$—	$13,966,809

(1)	Cash severance represents current salary continuation through February 25, 2017.

(2)
In the event of a termination of employment due to death or disability, each of Messrs. Eisenberg and Feinstein (or their respective estates) will receive the same payments as if there was a “Termination Without Cause/Constructive Termination,” except that neither Mr. Eisenberg nor Mr. Feinstein (nor their respective estates) will receive either “Senior Status Salary Continuation” or “Benefit Continuation” payments.

(3)	Represents $400,000, adjusted for the cost of living increase between June 30, 2000 and June 30, 2013 for the CPI-U for NY, Northern NJ and LI, for 10 years during the Senior Status Period.

(4)
Represents the value of unvested outstanding stock options and restricted stock that would accelerate and vest on a termination occurring on March 1, 2014.  In the case of stock options, the value is calculated by multiplying the number of shares underlying each accelerated unvested stock option by the difference between the Per Share Closing Price and the per share exercise price.  In the case of restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate and vest by the Per Share Closing Price.

(5)	Represents the estimated present value of continued health and welfare benefits and other perquisites for the life of the executive and his spouse.

(6)	Reflects executives’ vested account balances as of March 1, 2014.

(7)
For Messrs. Eisenberg and Feinstein, represents the estimated present value of lifetime supplemental pension payments, commencing six months following the conclusion of the Senior Status Period.  For Mr. Temares, present value will be paid out six months following (1) termination without cause or (2) any termination (including voluntary termination) following a change in control.

(8)	This amount will be paid on the last day of the following fiscal year.

(9)
The employment agreements of Messrs. Eisenberg and Feinstein provide that in the event any amounts paid or provided to the executive in connection with a change in control are determined to constitute “excess parachute payments” under Section 280G of the Code which would be subject to the excise tax imposed by Section 4999 of the Code, the payments and benefits due to the executive will be reduced if the reduction would result in a greater amount payable to the executive after taking into account the excise tax imposed by Section 4999 of the Code.  However, no reduction of payments and benefits are disclosed above since neither of these executives would have been subject to excise taxes as a result of payments subject to Section 280G of the Code that would have been made in connection with a change in control occurring on March 1, 2014.

(10)
Cash severance represents three times current salary payable over a period of three years following a termination without cause; or, in the cases of Messrs. Eisenberg and Feinstein, following a termination without cause or constructive termination occurring on a change in control or within two years following a change in control.

(11)	In the event of a termination of employment due to death or disability, Mr. Temares (or his estate) will receive the same payments as if there was a “Termination Without Cause.”

(12)	Cash severance represents one times current salary payable over a period of one year.

(13)
In the event of a termination of employment due to death or disability, the named executive officer (or the executive’s estate) will receive the same payments as if there were a “Termination Without Cause.”

GRANTS OF PLAN BASED AWARDS

Grants of Stock Options and Restricted Stock Awards for Fiscal 2013

The following table sets forth information with respect to stock options granted and restricted stock awarded during fiscal 2013 to each of the named executive officers under the Company’s 2012 Incentive Compensation Plan (the “2012 Plan”).  The Company did not grant any non-equity incentive plan awards in fiscal 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Warren Eisenberg	5/10/13	21,498	22,442	$69.775	$69.83	$2,000,042
Leonard Feinstein	5/10/13	21,498	22,442	$69.775	$69.83	$2,000,042
Steven H. Temares	5/10/13	96,740	302,956	$69.775	$69.83	$13,500,045
Arthur Stark	5/10/13	20,782	26,930	$69.775	$69.83	$2,050,078
Eugene A. Castagna	5/10/13	17,199	26,930	$69.775	$69.83	$1,800,074
	2/26/14	3,683	-	-	$68.14	$250,066
Susan E. Lattmann	5/10/13	2,867	-	-	$69.83	$200,045
	2/26/14	1,473	-	-	$68.14	$100,013
Matthew Fiorilli	5/10/13	17,199	26,930	$69.775	$69.83	$1,800,074

(1)	Number of shares when converted from dollars to shares, which number is rounded up to the nearest whole share.

(2)	The exercise price of option awards is the average of the high and low trading prices of the Company’s common stock on the date of grant.

(3)	Pursuant to the SEC rules, stock option awards are valued in accordance with ASC 718. See footnote 3 to the Summary Compensation Table in this Proxy Statement.

Vesting of the restricted stock awards granted on May 10, 2013, to the named executive officers other than Ms. Lattmann, depends on (i) the Company’s achievement of a performance-based test for the fiscal year of the grant, and (ii) assuming the performance-based test is met, time vesting, subject in general to the executive remaining in the Company’s employ on specific vesting dates.  The performance-based test for fiscal 2013 was met.  The performance test is designed to meet the standard for performance-based compensation under the Code, so that restricted stock awards will be deductible compensation for certain executives if their annual compensation exceeds $1,000,000.  The vesting of the restricted stock awards granted on May 10, 2013 to Ms. Lattmann depends solely on time vesting, subject in general to Ms. Lattmann remaining in the Company’s employ on specific vesting dates.

Vesting of the restricted stock awards granted on February 26, 2014 in connection with the promotions of Mr. Castagna and Ms. Lattmann depends solely on time vesting, subject in general to the executive remaining in the Company’s employ on specific vesting dates.

The stock awards granted on May 10, 2013 to the named executive officers (other than Ms. Lattmann, who was not an executive officer at the time), and the stock awards granted on February 26, 2014 time vest in five equal installments starting on the first anniversary of the grant date.  The stock awards granted to Ms. Lattmann on May 10, 2013 time vest in five equal installments starting on the third anniversary of the grant date.

Vesting of stock option awards depends on time vesting, subject in general to the executive remaining in the Company’s employ on specific vesting dates.  The options granted in fiscal 2013 to Messrs.  Eisenberg and Feinstein vest in three equal installments starting on the first anniversary of the grant date.  The options granted in fiscal 2013 to Messrs. Temares, Stark, Castagna and Fiorilli vest in five equal installments starting on the first anniversary of the grant date.  At the time of grant or thereafter, option awards and underlying shares of common stock are not transferable other than by will or the laws of descent and distribution, except as the Compensation Committee may permit.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information for each of the named executive officers with respect to the value of all unexercised options and unvested restricted stock awards as of March 1, 2014, the end of fiscal 2013.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
Warren Eisenberg	100,000		—		$38.5150	4/17/14	82,327	(5)	$5,583,417
	100,000		—		$41.1150	5/10/15
	81,367		—		$32.8700	5/12/16
	84,603		—		$28.3300	5/11/17
	29,326		—		$45.2000	5/10/18
	16,960		8,480	(2)	$56.1850	5/10/19
	7,228		14,454	(2)	$68.9100	5/10/20
	—		22,442	(2)	$69.7750	5/10/21

Leonard Feinstein	100,000		—		$38.5150	4/17/14	82,327	(5)	$5,583,417
	100,000		—		$41.1150	5/10/15
	81,367		—		$32.8700	5/12/16
	84,603		—		$28.3300	5/11/17
	29,326		—		$45.2000	5/10/18
	16,960		8,480	(2)	$56.1850	5/10/19
	7,228		14,454	(2)	$68.9100	5/10/20
	—		22,442	(2)	$69.7750	5/10/21

Steven H. Temares	14,286	(11)	—		$38.5150	4/17/14	286,728	(6)	$19,445,893
	200,000		—		$41.1150	5/10/15
	374,288	(11)	—		$32.8700	5/12/16
	236,887		59,222	(3)	$28.3300	5/11/17
	158,358		105,572	(3)	$45.2000	5/10/18
	101,760		152,640	(3)	$56.1850	5/10/19
	49,869		199,478	(3)	$68.9100	5/10/20
	—		302,956	(3)	$69.7750	5/10/21

Arthur Stark	10,000		—		$38.7950	4/17/14	122,960	(7)	$8,339,147
	10,000		5,000	(4)	$41.1150	5/10/15
	16,412		16,412	(4)	$32.8700	5/12/16
	17,865		26,799	(4)	$28.3300	5/11/17
	19,260		12,841	(4)	$45.2000	5/10/18
	12,211		18,317	(4)	$56.1850	5/10/19
	5,203		20,816	(4)	$68.9100	5/10/20
	—		26,930	(4)	$69.7750	5/10/21

Eugene A. Castagna	20,000	5,000	(4)	$41.1150	5/10/15	101,005	(8)	$6,850,159
	24,617	16,412	(4)	$32.8700	5/12/16
	17,865	26,799	(4)	$28.3300	5/11/17
	19,260	12,841	(4)	$45.2000	5/10/18
	12,211	18,317	(4)	$56.1850	5/10/19
	5,203	20,816	(4)	$68.9100	5/10/20
	—	26,930	(4)	$69.7750	5/10/21

Susan E. Lattmann	—	—				21,986	(9)	$1,491,091

Matthew Fiorilli	25,000	—		$38.7950	4/17/14	97,322	(10)	$6,600,378
	20,000	5,000	(4)	$41.1150	5/10/15
	24,617	16,412	(4)	$32.8700	5/12/16
	17,865	26,799	(4)	$28.3300	5/11/17
	19,260	12,841	(4)	$45.2000	5/10/18
	12,211	18,317	(4)	$56.1850	5/10/19
	5,203	20,816	(4)	$68.9100	5/10/20
	—	26,930	(4)	$69.7750	5/10/21

(1)	Market value is based on the closing price of the Company’s common stock of $67.82 per share on February 28, 2014, the last trading day in fiscal 2013.

(2)
Messrs. Eisenberg and Feinstein’s unvested option awards are scheduled to vest as follows: (a) 8,480 on May 10, 2014, (b) 7,227 on each of May 10, 2014 and 2015, and (c) 7,481 on each of May 10, 2014 and 2016 and 7,480 on May 10, 2015.

(3)
Mr. Temares’ unvested option awards are scheduled to vest as follows: (a) 59,222 on May 11, 2014, (b) 52,786 on each of May 10, 2014 and 2015, (c) 50,880 on each of May 10, 2014, 2015 and 2016, (d) 49,869 on each of May 10, 2014 and 2016 and 49,870 on each of May 10, 2015 and 2017, and (e) 60,591 on each of May 10, 2014, 2015, 2016 and 2017 and 60,592 on May 10, 2018.

(4)
Messrs. Stark, Castagna and Fiorilli’s unvested option awards are scheduled to vest as follows: (a) 5,000 on May 10, 2014, (b) 8,206 on each of May 12, 2014 and 2015, (c) 8,933 on each of May 11, 2014, 2015 and 2016, (d) 6,420 on May 10, 2014 and 6,421 on May 10, 2015, (e) 6,105 on May 10, 2014 and 6,106 on each of May 10, 2015 and 2016, (f) 5,204 on each of May 10, 2014, 2015, 2016 and 2017, and (g) 5,386 on each of May 10, 2014, 2015, 2016, 2017 and 2018.

(5)
 Messrs. Eisenberg and Feinstein’s unvested stock awards are scheduled to vest as follows: (a) 14,120 on May 11, 2014, (b) 6,637 on May 10, 2014 and 6,638 on May 10, 2015, (c) 5,339 on May 10, 2014 and 5,340 on each of May 10, 2015 and 2016, (d) 4,354 on each of May 10, 2014, 2016 and 2017 and 4,353 on May 10, 2015, and (e) based on the Company’s achievement of a performance-based test for the fiscal year of the grant, 4,299 on each of May 10, 2014 and 2016 and 4,300 on each of May 10, 2015, 2017 and 2018.

(6)
Mr. Temares’ unvested stock awards are scheduled to vest as follows: (a) 24,709 on May 11, 2014, (b) 19,912 on each of May 10, 2014 and 2015, (c) 18,600 on each of May 10, 2014 and 2016, and 18,599 on May 10, 2015, (d) 17,414 on each of May 10, 2014, 2015, 2016 and 2017, and (e) based on the Company’s achievement of a performance-based test for the fiscal year of the grant, 19,348 on each of May 10, 2014, 2015, 2016, 2017 and 2018.

(7)
Mr. Stark’s unvested stock awards are scheduled to vest as follows: (a) 4,865 on May 10, 2014, (b) 6,085 on each of May 12, 2014 and 2015, (c) 7,060 on each of May 11, 2014, 2015 and 2016, (d) 5,531 on each of May 10, 2014, 2015, 2016 and 2017, (e) 4,449 on each of May 10, 2014 and 2016 and 4,450 on each of May 10, 2015, 2017 and 2018, (f) 3,918 on each of May 10, 2015, 2016, 2017 and 2018 and 3,919 on May 10, 2019, and (g) based on the Company’s achievement of a performance-based test for the fiscal year of the grant, 4,156 on each of May 10, 2014, 2015 and 2017 and 4,157 on each of May 10, 2016 and 2018.

(8)
Mr. Castagna’s unvested stock awards are scheduled to vest as follows: (a) 3,649 on May 10, 2014, (b) 4,563 on May 12, 2014 and 4,564 on May 12, 2015, (c) 5,295 on each of May 11, 2014, 2015 and 2016, (d) 4,425 on each of May 10, 2014, 2015, 2016 and 2017, (e) 3,559 on May 10, 2014 and 3,560 on each of May 10, 2015, 2016, 2017 and 2018, (f) 3,192 on each of May 10, 2015 and 2017 and 3,193 on each of May 10, 2016, 2018 and 2019, (g) based on the Company’s achievement of a performance-based test for the fiscal year of the grant, 3,439 on May 10, 2014 and 3,440 on each of May 10, 2015, 2016, 2017 and 2018, and (h) 736 on each of February 26, 2015 and 2017 and 737 on each of February 26, 2016, 2018 and 2019.

(9)
Ms. Lattmann’s unvested stock awards are scheduled to vest as follows: (a) 973 on May 10, 2014, (b) 1,217 on each of May 12, 2014 and 2015, (c) 1,412 on each of May 11, 2014, 2015 and 2016, (d) 885 on each of May 10, 2014, 2015, 2016 and 2017, (e) 712 on each of May 10, 2014, 2015, 2016, 2017 and 2018, (f) 580 on each of May 10, 2015 and 2017 and 581 on each of May 10, 2016, 2018 and 2019, (g) 573 on each of May 10, 2016, 2017 and 2019 and 574 on each of May 10, 2018 and 2020, and (h) 294 on each of February 26, 2015 and 2017 and 295 on each of February 26, 2016, 2018 and 2019.

(10)
Mr. Fiorilli’s unvested stock awards are scheduled to vest as follows: (a) 3,649 on May 10, 2014, (b) 4,563 on May 12, 2014 and 4,564 on May 12, 2015, (c) 5,295 on each of May 11, 2014, 2015 and 2016, (d) 4,425 on each of May 10, 2014, 2015, 2016 and 2017, (e) 3,559 on May 10, 2014 and 3,560 on each of May 10, 2015, 2016, 2017 and 2018, (f) 3,192 on each of May 10, 2015 and 2017 and 3,193 on each of May 10,  2016, 2018 and 2019, and (g) based on the Company’s achievement of a performance-based test for the fiscal year of the grant, 3,439 on May 10, 2014 and 3,440 on each of May 10, 2015, 2016, 2017 and 2018.

(11)
Mr. Temares’ 14,286 exercisable option awards that expire on April 17, 2014 include option awards held by a family limited partnership; and 374,288 exercisable option awards that expire on May 12, 2016 include 187,144 option awards held by him individually and 187,144 option awards held by a family limited partnership.

OPTION EXERCISES AND STOCK VESTED

Option Exercises and Restricted Stock Vested for Fiscal 2013

The following table includes certain information with respect to the exercise of options and vesting of restricted stock by named executive officers during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Warren Eisenberg(1)	—	—	42,619	2,973,741
Leonard Feinstein(1)	—	—	42,619	2,973,741
Steven H. Temares(1)(4)	745,600	25,148,280	95,236	6,645,092
Arthur Stark(2)	—	—	27,435	1,898,911
Eugene A. Castagna(2)(5)	125,000	3,661,713	21,047	1,456,262
Susan E. Lattmann(3)	—	—	5,301	362,507
Matthew Fiorilli(2)(6)	125,000	4,251,048	21,047	1,456,262

(1)	Messrs. Eisenberg, Feinstein and Temares each acquired shares on May 10, 2013, May 11, 2013 and May 12, 2013, upon the lapse of restrictions on previously granted shares of restricted stock.

(2)
Messrs. Stark, Castagna and Fiorilli each acquired shares on April 17, 2013, May 10, 2013, May 11, 2013 and May 12, 2013, upon the lapse of restrictions on previously granted shares of restricted stock.

(3)	Ms. Lattmann acquired shares on March 15, 2013, May 10, 2013, May 11, 2013 and May 12, 2013, upon the lapse of restrictions on previously granted shares of restricted stock.

(4)
Mr. Temares exercised stock options on April 12, 2013, April 15, 2013, April 16, 2013, April 17, 2013, April 18, 2013, April 19, 2013, April 23, 2013, July 11, 2013, July 12, 2013, July 15, 2013, July 16, 2013, July 22, 2013, July 25, 2013, October 1, 2013, October 2, 2013, October 4, 2013, October 17, 2013, October 21, 2013, October 22, 2013, October 23, 2013, October 24, 2013, October 29, 2013, October 30, 2013, November 1, 2013, November 5, 2013, November 13, 2013, November 14, 2013, November 15, 2013 and November 18, 2013.

(5)	Mr. Castagna exercised stock options on May 7, 2013.

(6)	Mr. Fiorilli exercised stock options on April 12, 2013 and September 27, 2013.

NONQUALIFIED DEFERRED COMPENSATION

Effective January 1, 2006, the Company adopted a nonqualified deferred compensation plan for the benefit of employees defined by the Internal Revenue Service as highly compensated.  A certain percentage of an employee’s contributions may be matched by the Company, subject to certain plan limitations, as more fully described below.  The following table provides compensation information for the Company’s nonqualified deferred compensation plan for each of the named executive officers for fiscal 2013.

Nonqualified Deferred Compensation for Fiscal 2013

Name	Executive Contributions for Fiscal 2013(1) ($)	Company Contributions for Fiscal 2013 (2) ($)	Aggregate Earnings (Losses) in Fiscal 2013(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End 2013(4) ($)
Warren Eisenberg	546,504	7,650	611,596	-	2,824,822
Leonard Feinstein	550,000	7,650	612,076	-	2,829,922
Steven H. Temares	36,684	1,800	46,212	-	295,924
Arthur Stark	10,937	5,150	(7,765)	690,774	17,940
Eugene A. Castagna	141,538	4,400	174,032	-	1,101,126
Susan E. Lattmann	25,598	3,575	39,102	-	214,550
Matthew Fiorilli	83,827	1,800	116,443	-	672,432

(1)	All amounts reported in this column were also reported in this Proxy Statement in the “Salary” column of the Summary Compensation Table for the applicable named executive officer.

(2)	All amounts reported in this column were also reported in this Proxy Statement in the “All Other Compensation” column of the Summary Compensation Table for the applicable named executive officer.

(3)	Amounts reported in this column represent returns on participant-selected investments.

(4)
Amounts reported in this column that were also reported in previously filed Proxy Statements in the “Salary” or “All Other Compensation” columns of the Summary Compensation Tables for Messrs. Eisenberg, Feinstein, Temares, Stark, Castagna and Fiorilli were $1,474,324, $1,474,324, $170,998, $1,693, $645,321 and $5,385, respectively.

Under the Company’s nonqualified deferred compensation plan, a participant’s regular earnings may be deferred at the election of the participant, excluding bonus or incentive compensation, welfare benefits, fringe benefits, noncash remuneration, amounts realized from the sale of stock acquired under a stock option or grant, and moving expenses.

When a participant elects to make a deferral under the plan, the Company credits the account of the participant with a matching contribution equal to fifty percent of the deferral, offset dollar for dollar by any matching contribution that the Company makes to the participant under the Company’s 401(k) plan.  The payment of this matching contribution is made upon the conclusion of the fiscal year.  The maximum matching contribution to be made by the Company to a participant between the Company’s nonqualified deferred compensation plan and the Company’s 401(k) plan cannot exceed the lesser of $7,650 or three percent of a participant’s eligible compensation.

A participant is fully vested in amounts deferred under the nonqualified deferred compensation plan.  A participant has a vested right in matching contributions made by the Company under the nonqualified deferred compensation plan, depending on the participant’s years of service with the Company:  twenty percent at one to two years of service, forty percent at two to three years of service, sixty percent at three to four years of service, eighty percent at four to five years of service and one hundred percent at five or more years of service.  As each of the named executive officers has more than five years of service to the Company, they are each fully vested in the matching contributions made by the Company under the plan.

Amounts in a participant’s account in the nonqualified deferred compensation plan are payable either in a lump sum or substantially equal annual installments over a period of five or ten years, as elected by the participant.  Such distributions may be delayed to a period of six months following a participant’s termination of employment to comply with applicable law.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), the Company is providing its shareholders the opportunity to cast an advisory vote on the compensation of its named executive officers for fiscal 2013.  This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on named executive officers’ compensation.

As described in detail in the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement, the Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, the Company’s performance and for creating long-term value for shareholders.  The primary objectives of the program are to:

•	align rewards with performance that creates shareholder value;

•	support the Company’s strong team orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and shareholders.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s shareholders.  The Company believes that its executive officer compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, which has enabled the Company to successfully motivate and reward its named executive officers.  The Company believes that its compensation program is appropriate and has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its shareholders.

For these reasons, the Board of Directors recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers for fiscal 2013, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company.  The affirmative vote of the holders of a majority of the votes cast by our shareholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.  The Compensation Committee, which is responsible for designing and administering the Company’s executive officer compensation program and making changes in such program, expects to continue to engage with shareholders and seek feedback with respect to future executive compensation matters.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR FISCAL 2013 AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of May 9, 2014 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our common stock; (ii) our named executive officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of May 9, 2014 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date.  Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Exchange Act, and includes voting and investment power with respect to shares.  Percentage of beneficial ownership is based on 202,607,888 shares of our common stock outstanding at May 9, 2014.  Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, New Jersey 07083.

Name	Position	Number of Shares of Common Stock Beneficially Owned and Percent of Class as of May 9, 2014
Davis Selected Advisers, L.P.		19,921,965	(1)	9.8%
FMR LLC		15,386,122	(2)	7.6%
BlackRock, Inc.		10,903,117	(3)	5.4%
Brown Brothers Harriman & Co.		10,272,619	(4)	5.1%
Warren Eisenberg	Co-Chairman and Director	3,390,168	(5)	1.7%
Leonard Feinstein	Co-Chairman and Director	2,304,202	(6)	1.1%
Steven H. Temares	Chief Executive Officer and Director	2,008,472	(7)	*
Arthur Stark	President and Chief Merchandising Officer	296,858	(8)	*
Eugene A. Castagna	Chief Operating Officer	289,708	(9)	*
Susan E. Lattmann	Chief Financial Officer and Treasurer	28,657	(10)	*
Matthew Fiorilli	Senior Vice President – Stores	283,057	(11)	*
Dean S. Adler	Director	21,845		*
Stanley F. Barshay	Director	21,100		*
Geraldine T. Elliott	Director	—	(12)	*
Klaus Eppler	Director	11,645		*
Patrick R. Gaston	Director	12,789		*
Jordan Heller	Director	13,557		*
Victoria A. Morrison	Director	11,340		*
All Directors and Executive Officers as a Group (14 persons)		8,693,398		4.3%

*	Less than 1% of the outstanding common stock of the Company.

(1)
Information regarding Davis Selected Advisers, L.P. was obtained from a Schedule 13G filed with the SEC on February 14, 2014 by Davis Selected Advisers, L.P.  The Schedule 13G states that Davis Selected Advisers, L.P. is deemed to have beneficial ownership of 19,921,965 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that Davis Selected Advisers, L.P. has the sole power to dispose or to direct the disposition of 19,921,965 shares of common stock.  The address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, AZ 85756.

(2)
Information regarding FMR LLC was obtained from a Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC.  The Schedule 13G states that FMR LLC is deemed to have beneficial ownership of 15,386,122 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that FMR LLC has the sole power to dispose or to direct the disposition of 15,386,122 shares of common stock.  The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)
Information regarding BlackRock, Inc. was obtained from a Schedule 13G filed with the SEC on January 28, 2014 by BlackRock, Inc.  The Schedule 13G states that BlackRock, Inc. is deemed to have beneficial ownership of 10,903,117 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that BlackRock, Inc. has the sole power to dispose or to direct the disposition of 10,903,117 shares of common stock.  The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
Information regarding Brown Brothers Harriman & Co. was obtained from a Schedule 13G filed with the SEC on May 13, 2014 by Brown Brothers Harriman & Co.  The Schedule 13G states that Brown Brothers Harriman & Co. is deemed to have beneficial ownership of 10,272,619 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that Brown Brothers Harriman & Co. has the sole power to dispose or to direct the disposition of 3,060,708 shares of common stock.  The address of Brown Brothers Harriman & Co. is 140 Broadway, New York, NY 10005.

(5)
The shares shown as being owned by Mr. Eisenberg include:  (a) 1,263,430 shares owned by Mr. Eisenberg individually; (b) 342,672 shares issuable pursuant to stock options granted to Mr. Eisenberg that are or become exercisable within 60 days; (c) 500,000 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (d) 532,671 shares owned by trusts for the benefit of Mr. Eisenberg and his family members; (e) 669,068 shares owned by his spouse; and (f) 82,327 shares of restricted stock.  Mr. Eisenberg has sole voting power with respect to the shares held by him individually and in trust for his benefit but disclaims beneficial ownership of any of the shares not owned by him individually and in trust for the benefit of his family members.

(6)
The shares shown as being owned by Mr. Feinstein include:  (a) 1,187,963 shares owned by Mr. Feinstein individually; (b) 342,672 shares issuable pursuant to stock options granted to Mr. Feinstein that are or become exercisable within 60 days; (c) 350,000 shares owned by a foundation of which Mr. Feinstein and his family members are trustees and officers; (d) 341,240 shares owned by his spouse; and (e) 82,327 shares of restricted stock.  Mr. Feinstein has sole voting power with respect to the shares held by him individually and in trust for his benefit but disclaims beneficial ownership of any of the shares not owned by him individually and in trust for the benefit of his family members.

(7)
The shares shown as being owned by Mr. Temares include:  (a) 307,948 shares owned by Mr. Temares individually; (b) 1,207,366 shares issuable pursuant to stock options granted to Mr. Temares that are or become exercisable within 60 days; (c) 187,144 shares issuable pursuant to stock options that are exercisable held by a family limited partnership, of which Mr. Temares and his spouse are the sole general partners, and of which Mr. Temares and his spouse serve as limited partners together with trusts for the benefit of Mr. Temares, his spouse and his children; (d) 14,286 shares owned by the above described family limited partnership; (e) 5,000 shares owned by a family limited partnership established by Mr. Temares’ mother; and (f) 286,728 shares of restricted stock.  Mr. Temares has sole voting power with respect to the shares held by him individually and the above described family limited partnership but disclaims beneficial ownership of the shares owned by the family limited partnership established by Mr. Temares’ mother, except to the extent of his pecuniary interest therein.

(8)
The shares shown as being owned by Mr. Stark include:  (a) 47,693 shares owned by Mr. Stark individually; (b) 126,205 shares issuable pursuant to stock options that are or become exercisable within 60 days; and (c) 122,960 shares of restricted stock.

(9)
The shares shown as being owned by Mr. Castagna include:  (a) 44,293 shares owned by Mr. Castagna individually; (b) 144,410 shares issuable pursuant to stock options that are or become exercisable within 60 days; and (c) 101,005 shares of restricted stock.

(10)	The shares shown as being owned by Ms. Lattmann include: (a) 6,671 shares owned by Ms. Lattmann individually; and (b) 21,986 shares of restricted stock.

(11)
The shares shown as being owned by Mr. Fiorilli include:  (a) 39,725 shares owned by Mr. Fiorilli individually; (b) 144,410 shares issuable pursuant to stock options that are or become exercisable within 60 days; (c) 1,600 shares owned by an immediate family member; and (d) 97,322 shares of restricted stock.  Mr. Fiorilli has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of the shares owned by an immediate family member.

(12)	Ms. Elliott was elected to the Board of Directors effective February 20, 2014.

Certain Relationships and Related Transactions

The Company’s Audit Committee reviews and, if appropriate, approves transactions brought to the Committee’s attention in which the Company is a participant and the amount involved exceeds $120,000, and in which, in general, beneficial owners of more than 5% of the Company’s common stock, the Company’s directors, nominees for director, executive officers, and members of their immediate families, have a direct or indirect material interest.  The Committee’s responsibility with respect to the review and approval of these transactions is set forth in the Audit Committee’s charter.

A brother-in-law of Arthur Stark, the Company’s President, earned in his capacity as a sales representative employed by Blue Ridge Home Fashions commissions (aggregating approximately $290,000) on sales of merchandise in fiscal 2013 by Blue Ridge Home Fashions to the Company in the amount of approximately $28.9 million, and a son-in-law of Mr. Stark is a managing member and has a minority equity interest in Colordrift LLC which had aggregate sales of merchandise to the Company of approximately $1.2 million in fiscal 2013.  Colordrift LLC had a pre-existing sales relationship with the Company at the time such managing member became Mr. Stark’s son-in-law, which was during the Company’s fiscal 2012 year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock.  Based solely upon a review of the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for fiscal 2013, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors and executive officers.

NEXT YEAR’S ANNUAL MEETING

Proposals which shareholders intend to present at the 2015 Annual Meeting of Shareholders must be received by the Company no later than February 4, 2015, to be presented at the meeting or to be eligible for inclusion in next year’s proxy statement under the SEC’s proxy rules.  Such proposals can be sent to the Company at 650 Liberty Avenue, Union, New Jersey 07083, Attn:  Warren Eisenberg, Co-Chairman and Secretary.

In addition, under the Company’s Amended By-laws, any proposal for consideration at the 2015 Annual Meeting of Shareholders submitted by a shareholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices at 650 Liberty Avenue, Union, New Jersey 07083 between the close of business on March 9, 2015 and the close of business on April 8, 2015, and is otherwise in compliance with the requirements set forth in the Company’s Amended By-laws.  If the date of the 2015 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2014 Annual Meeting of Shareholders, notice must be received not earlier than the 120th day prior to the 2015 Annual Meeting of Shareholders and not later than the close of business on the 90th day prior to the 2015 Annual Meeting of Shareholders, or if the first public announcement of the date of the 2015 Annual Meeting of Shareholders is less than 100 days prior to the date of the 2015 Annual Meeting of Shareholders, the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever occurs first.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BED BATH & BEYOND INC.
650 LIBERTY AVENUE
UNION, NJ 07083
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Bed Bath & Beyond Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M74892-P523699	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BED BATH & BEYOND INC.

1.	ELECTION OF DIRECTORS
The Board of Directors Recommends a Vote "FOR" all nominees with respect to Proposal 1.

	Nominees for a one (1) year term:		For	Against	Abstain				For	Against	Abstain

	1a.	Warren Eisenberg	[ ]	[ ]	[ ]		1i.	Jordan Heller	[ ]	[ ]	[ ]

	1b.	Leonard Feinstein	[ ]	[ ]	[ ]		1j.	Victoria A. Morrison	[ ]	[ ]	[ ]

	1c.	Steven H. Temares	[ ]	[ ]	[ ]	2.	Ratification of the appointment of KPMG LLP.		[ ]	[ ]	[ ]

	1d.	Dean S. Adler	[ ]	[ ]	[ ]	The Board of Directors Recommends a Vote "FOR"
Proposal 2.
	1e.	Stanley F. Barshay	[ ]	[ ]	[ ]
						3.	To approve, by non-binding vote, the 2013 compensation		[ ]	[ ]	[ ]
	1f.	Geraldine T. Elliott	[ ]	[ ]	[ ]		paid to the Company's named executive officers.

	1g.	Klaus Eppler	[ ]	[ ]	[ ]	The Board of Directors Recommends a Vote "FOR"
Proposal 3.
	1h.	Patrick R. Gaston	[ ]	[ ]	[ ]
						4.	In their discretion, the Proxies are authorized to vote
upon such other business as may be brought before the
meeting.
For address changes and/or comments, please check this box and write them on the back where indicated.					[ ]

Please indicate if you plan to attend this meeting.			[ ]	[ ]
			Yes	No

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of 2014 Annual Meeting of Shareholders, Proxy Statement and 2013 Annual Report are available at www.bedbathandbeyond.com/annualmeeting2014.

M74893-P52369

PROXY

BED BATH & BEYOND INC. 650 LIBERTY AVENUE UNION, NEW JERSEY 07083

ANNUAL MEETING OF SHAREHOLDERS JULY 7, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Warren Eisenberg and Leonard Feinstein, or either one of them, acting singly, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 9, 2014, at the Annual Meeting of Shareholders to be held on July 7, 2014, or any adjournment or adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED, FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued on Reverse Side)